UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cherry Hill Mortgage Investment Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

4000 Route 66, Suite 310
Tinton Falls, New Jersey 07753
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Cherry Hill Mortgage Investment Corporation (the “Company”) will be held on June 11, 2026, at 8:00 a.m., Eastern Time. At the Annual Meeting, the Company’s stockholders will be asked to vote on the following matters:
1.
the election of the five director nominees named in the attached Proxy Statement, to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers for the year ended December 31, 2025;
3.	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
4.	the approval of a proposed amendment to the Company’s charter to remove the board of directors’ exclusive power to amend the Company’s bylaws and make new bylaws; and
5.	such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
We know of no other matters to come before the Annual Meeting. Only stockholders of record as of the close of business on April 6, 2026 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting.
The Annual Meeting will be held over the web in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. To access the Annual Meeting online, go to meetnow.global/CHMI2026.
Whether or not you plan to participate in the Annual Meeting, your vote is very important, and we encourage you to vote promptly. If you vote by proxy, but later decide to participate in the Annual Meeting online, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Susan Healey

Susan Healey,
Secretary

Tinton Falls, New Jersey
April 21, 2026

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2026
The notice of meeting, proxy statement and annual report are available at www.envisionreports.com/CHMI.

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4000 Route 66, Suite 310
Tinton Falls, New Jersey 07753
(877) 870-7005
PROXY STATEMENT
2026 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Proxy Solicitation
The Board of Directors (the “Board”) of Cherry Hill Mortgage Investment Corporation, a Maryland corporation (the “Company,” “we,” “our,” “us” or “our company”), has made these materials available to you in connection with its solicitation of proxies for its Annual Meeting of Stockholders to be held on June 11, 2026, at 8:00 a.m., Eastern Time, and any adjournment or postponement thereof. The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) will be held over the web in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. To access the Annual Meeting online, go to meetnow.global/CHMI2026 (the “Annual Meeting Website”). The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent to stockholders is April 30, 2026.
In addition to solicitation through the Internet or by mail, certain of our directors and officers may solicit proxies by telephone, personal contact or other means of communication. They will not receive any additional compensation for these activities. In addition, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and furnishing of our proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. We have engaged Morrow Sodali LLC (“Morrow”) to solicit proxies on our behalf. The anticipated cost of Morrow’s services is estimated to be approximately $50,000 plus reimbursement of reasonable out-of-pocket expenses.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement.
Cherry Hill Contact Information
The mailing address of our principal executive office is 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753, and our main telephone number is (877) 870-7005. We maintain an Internet website at www.chmireit.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING AND VOTING
On what am I voting?
You are being asked to vote on the following proposals:
•
Proposal No. 1: Election to the Board of the five director nominees named in this Proxy Statement, to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal No. 2: Approval, on a non-binding advisory basis, of the compensation of our named executive officers for the year ended December 31, 2025 (the “Say-on-Pay Proposal”); and
•	Proposal No. 3: Ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
•	Proposal No. 4: Approval of a proposed amendment to the Company’s charter to remove the Board’s exclusive power to amend the Company’s bylaws and make new bylaws (the “Proposed Charter Amendment”).
Who can vote?
Holders of our common stock as of the close of business on the record date, April 6, 2026, are entitled to notice of, and to vote at, the Annual Meeting. Each share of our common stock has one vote.
How can I attend the Annual Meeting?
The Annual Meeting will be a virtual meeting of stockholders, which means that you may attend the Annual Meeting online at the Annual Meeting Website. There will be no physical location for stockholders to attend the Annual Meeting.
You are entitled to attend, vote and submit questions prior to and during the Annual Meeting if you were a stockholder of record as of the close of business on April 6, 2026, the record date, or if you hold a valid proxy for the Annual Meeting.
Guests may join the Annual Meeting in a listen-only mode.
The Annual Meeting will begin promptly at 8:00 a.m. Eastern Time on June 11, 2026. We encourage you to access the meeting prior to the start time to leave ample time to log into the meeting and test your computer audio system. You should ensure that you have a strong Internet connection to support your virtual attendance at the Annual Meeting.
Do I need to register to attend the Annual Meeting?
Stockholders of Record. If you are a stockholder of record—that is, you hold your shares through our transfer agent, Computershare Trust Company, N.A. (“Computershare”)—then you do not need to register to attend the Annual Meeting. To attend the meeting, visit the Annual Meeting Website to log-in on the day of the meeting and enter your control number located on your proxy card.
Beneficial Owners. If your shares are held in “street name” (i.e., you hold your shares through an intermediary, such as a bank or broker), then you must register in advance to attend the Annual Meeting.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to participate in the Annual Meeting. To register to attend the Annual Meeting, you must submit proof of your proxy power (such as a legal proxy) reflecting your Cherry Hill Mortgage Investment Corporation common stock holdings, along with your name and email address to Computershare. Requests for registration should be directed to Computershare by email to legalproxy@computershare.com (forwarding the email from your broker or attaching an image of your legal proxy) or by mail to Computershare, Cherry Hill Mortgage Investment Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 10, 2026. You will receive confirmation of your registration by email (or by mail, if no email address is provided) after Computershare receives your registration materials.

To attend the meeting, visit the Annual Meeting Website to log in on the day of the meeting and enter the control number provided in the confirmation sent by Computershare.
What if I have trouble accessing the Annual Meeting?
If you have difficulties logging into the Annual Meeting, you can use the technical resources available on the Annual Meeting Website log-in page, which will be available beginning at 7:30 a.m. Eastern Time on June 11, 2026, or contact 1-888-724-2416 for further assistance.
How do I vote at the Annual Meeting?
Stockholders of record can vote during the Annual Meeting or by proxy. There are three ways for stockholders of record to vote by proxy:
•	By Telephone – You can vote by telephone toll-free by following the instructions on the accompanying proxy card (you will need the control number on the accompanying proxy card);
•	By Internet – You can vote by Internet by following the instructions on the accompanying proxy card (you will need the control number on the accompanying proxy card); or
•	By Mail – You can vote by mail by completing, signing, dating and mailing the accompanying proxy card in the postage-prepaid envelope provided.
The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are included on the accompanying proxy card.
If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares will be voted according to the choices that you specify.
If you submit a signed proxy without marking any choices, your proxy will be voted:
•	FOR the election of all director nominees named in this Proxy Statement;
•	FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers for the year ended December 31, 2025; and
•	FOR the ratification of the appointment of EY as our registered independent public accounting firm for the fiscal year ending December 31, 2026; and
•	FOR the approval of the Proposed Charter Amendment.
We do not expect any other matters to be brought before the Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting. If any matter requiring a stockholder vote is properly presented at the Annual Meeting and that matter is not described in our proxy materials, the proxy holders will vote your shares in accordance with their best judgment.
If you hold your shares through an intermediary, such as a bank or broker, you will receive voting instructions from the holder of record of your shares and you must register in advance to attend the Annual Meeting.
May I change or revoke my vote?
Yes. You may change your vote or revoke your proxy at any time prior to the Annual Meeting by:
•	notifying our General Counsel & Secretary in writing at 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753, that you are revoking your proxy;
•	executing or authorizing, dating and delivering to us a new proxy that is dated after the proxy you wish to revoke; or
•	attending the Annual Meeting and voting online during the Annual Meeting.
If you hold your shares through an intermediary, such as a bank or broker, you should contact the holder of record to change your vote.

Will my shares be voted if I do not provide my proxy?
It depends on whether you hold your shares in your own name or in street name. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote online during the Annual Meeting.
Brokerage firms generally have the authority to vote customers’ un-voted shares on certain “routine” matters. If your shares are held in street name by a brokerage firm, the brokerage firm can vote your shares for the ratification of the appointment of EY as our registered independent public accounting firm for the fiscal year ending December 31, 2026 (Proposal No. 3) if you do not timely provide your voting instructions, because this matter is considered “routine” under the applicable rules. The other items (Proposal Nos. 1, 2, and 4) are considered “non-routine,” and the brokerage firm cannot vote your shares without your specific voting instruction.
What constitutes a quorum?
As of the record date, a total of 36,739,538 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be in attendance online at the Annual Meeting or represented by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the Annual Meeting may be adjourned or postponed from time to time until a quorum is obtained, to a date not more than 120 days after the original record date without notice other than announcement during the Annual Meeting. A broker non-vote occurs when a nominee who holds shares in street name has not received voting instructions from the beneficial owner of the shares and either chooses not to vote those shares on a routine matter or is not permitted to vote those shares on a non-routine matter.
What if multiple stockholders share the same address?
The Company is sending only one Annual Report and one Proxy Statement to stockholders who consented and who share a single address. This is known as “householding.” However, any registered stockholder who wishes to receive a separate Annual Report or Proxy Statement may contact Susan Healey, General Counsel & Secretary, by phone at 856.380.9977, by email at legal@chmireit.com, or by mail at the address set forth below and the Company will promptly provide additional copies. If you receive multiple copies of the Annual Report or Proxy Statement, you may request householding by contacting Ms. Healey (if you are a registered stockholder) or by contacting the holder of record (if you own the Company’s shares through a bank, broker or other holder of record).
Cherry Hill Mortgage Investment Corporation
4000 Route 66, Suite 310
Tinton Falls, New Jersey 07753
Attention: General Counsel
What vote is needed to approve the matters submitted?
Election of Directors (Proposal No. 1). Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.
Say-on-Pay (Proposal No. 2). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the Say-on-Pay Proposal. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal.
Ratification of Appointment of EY (Proposal No. 3). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal. Because this matter is considered “routine” under applicable rules, we do not expect there to be any broker non-votes on this proposal.
Approval of the Proposed Charter Amendment (Proposal No. 4). The affirmative vote of a majority of all of the votes entitled to be cast at the Annual Meeting is required to approve this proposal. For purposes of this vote, abstentions and broker non-votes will have the same effect as votes against the proposal, although they will be considered present for the purpose of determining the presence of a quorum.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
The Board has fixed the number of directors at five. The five persons named below (each, a “director nominee”) currently serve on the Board and have been recommended by the Nominating and Corporate Governance Committee and nominated by the Board to serve on the Board until our 2027 Annual Meeting of Stockholders and until their respective successors are elected and qualified.
The Board has no reason to believe that any of the director nominees will be unable, or will decline, to serve if elected. If any director nominee is unable to stand for election, the persons appointed to vote your proxy may vote at the Annual Meeting for another candidate proposed by the Board, or the Board may choose to reduce the size of the Board, provided that we continue to have a majority of independent directors following any such reduction. In addition, the Board has determined that all of the director nominees, other than Mr. Lown, are independent under applicable rules of the U. S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”).
Director Nominees
The following table sets forth the name, position with our Company and age at the Annual Meeting of each director nominee:

Name	Position	Age
Jeffrey B. Lown II	President and Chief Executive Officer	62
Robert C. Mercer, Jr.	Independent Director	78
Joseph Murin	Independent Director	76
Sharon L. Cook	Independent Director	66
Dale S. Hoffman	Independent Director	67

We believe that all of the director nominees are intelligent, experienced and proactive with respect to management and risk oversight, and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each director nominee, including the experience, qualifications, attributes or skills of each director nominee that led us to conclude that such person should serve as a director.
Jeffrey B. Lown II has served as our President and as a director since the completion of our initial public offering in October 2013 and as our Chief Executive Officer since March 2017. Mr. Lown also served as our Chief Investment Officer from October 2013 through March 2016, at which time Julian Evans was appointed as Chief Investment Officer. Mr. Lown has over 25 years of combined experience in the financial services industry and the residential mortgage markets. We hired Mr. Lown on November 14, 2024 following our completion of the Internalization (as defined below). From April 2012 to November 14, 2024, Mr. Lown was employed by Freedom Mortgage Corporation (“Freedom Mortgage”), and his services were provided to us through Cherry Hill Mortgage Management, LLC (“CHMM”), our former external manager, pursuant to the management agreement between us and CHMM. While at Freedom Mortgage, Mr. Lown served as Freedom Mortgage’s Executive Vice President in charge of strategic funding projects and capital markets until July 2016, at which time he began to focus his full-time efforts on us and the management of our business. Prior to joining Freedom Mortgage, Mr. Lown served as a Portfolio Manager at Avenue Capital Group from April 2011 to January 2012. Prior to co-founding and serving as a principal of Green Lake Investment Partners, LLC in the fall of 2010, Mr. Lown spent 11 months at New Oak Capital LLC as head of the residential mortgage loan business and as a member of the bank advisory group. Prior to joining New Oak Capital, Mr. Lown was a fellow at the Office of Thrift Supervision (the “OTS”), from March 2008 through September 2009. At the OTS, he served as an advisor to the Senior Deputy Director’s office and focused on residential mortgage loan origination and residential asset valuation and RMBS. Noteworthy assignments included participating in the creation of the Obama administration’s “Making Home Affordable” modification program, the review of TARP Capital Purchase Program applications for OTS thrifts and working with the Acting Deputy Director of Examinations, Supervision, and Consumer Protection and regional staff on troubled institutions.
Before OTS, from April 2002 to March 2008, Mr. Lown worked at UBS Securities LLC in mortgage trading. While at UBS Securities, Mr. Lown managed an internal mortgage origination platform specializing in Alt-A mortgage loans, overseeing all units within the organization, including sales, capital markets and operations.

Mr. Lown began his career at Salomon Brothers (now Citigroup) in 1991, where he spent 11 years working for the mortgage trading desk. The last six years at Citigroup were in the Mortgage Finance Group where Mr. Lown held several positions both in investment banking and mortgage finance roles. While serving in these positions, he developed strong credit, contract finance and securitization skills.
As a consequence of Mr. Lown’s more than 25 years of experience in the residential mortgage markets, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, believes that he is well qualified to provide valuable advice in many important areas and that he should serve as a director.
Robert C. Mercer, Jr. has served as a director, chairperson of the Audit Committee and member of the Nominating and Corporate Governance Committee since March 2017. Mr. Mercer also served as a member of the Compensation Committee until March 2025. Mr. Mercer has over 40 years of management and executive experience in generating and servicing consumer loans and mortgages. From July 2009 to March 2017, Mr. Mercer served as a Senior Examiner/Subject Matter Expert —Credit Risk, Operations and Counterparty Management at the Federal Housing Finance Agency (“FHFA”) in Washington, D.C. At FHFA, Mr. Mercer monitored Freddie Mac’s seller/servicer and mortgage insurance counterparty risk analysis focusing on concentration of risk, regulatory risk and servicing transfer approvals. He also monitored Freddie Mac’s credit loss forecasting and loan loss reserve adequacy for its single family and multifamily loan portfolios.
Prior to his work at FHFA, Mr. Mercer’s experience included managing problem portfolio workouts, managing due diligence processes involving mergers and acquisitions, purchasing mortgage portfolios and developing or enhancing profit and risk models to improve portfolio predictability and profitability. In addition to his operational experience, he also has an extensive credit risk background, having been Chief Credit Officer of Citicorp National Services. Mr. Mercer has been involved in all aspects of credit risk management, including the development of proprietary score cards.
As President of American Equity Mortgage, Inc. in St. Louis, Missouri, Mr. Mercer was responsible for expanding the retail branch network and improving operational efficiencies. Mr. Mercer has held senior executive and management positions in consumer lending at a series of financial institutions that ultimately became part of National City Bank, including Equibank, Integra Bank and Altegra Credit Company. Prior to that, Mr. Mercer held positions at Citicorp and Valley National Bank in Phoenix, Arizona after beginning his career spending thirteen-years at Ford Motor Credit Company.
Mr. Mercer brings to the Board over 40 years of experience in the consumer lending and mortgage industry sectors. Due to the depth and extent of his financial and credit risk management experience, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, believes that he should serve as a director.
Joseph Murin has served as a director, chairperson of the Nominating and Corporate Governance Committee and member of the Audit Committee and Compensation Committee since the completion of our initial public offering in October 2013. Mr. Murin also serves as our lead independent director. Since September 2009, Mr. Murin has served as the Chairman of The Collingwood Group LLC, a Washington, D.C.-based strategic investment and advisory firm serving the financial services industry that he cofounded in 2009. Since September 2012, Mr. Murin has served as President of New Day Financial LLC, a mortgage lender that provides homeowners with FHA, VA and reverse mortgage loans, and as Chairman of the Board of Directors of Chrysalis Holdings, LLC, a private investment firm focused on building and growing successful businesses that provide home financing, data analytics and technology solutions in the mortgage banking and financial services industries. From October 2001 to October 2007, Mr. Murin served, and since December 2009, he has served, as a director of the Point Park University. From July 2011 to August 2012, Mr. Murin served as the Chief Executive Officer of National Real Estate Information Services, a portfolio company owned by funds managed by affiliates of Fortress Investment Group, LLC.
President George W. Bush nominated Mr. Murin in October 2007 to serve as President of Ginnie Mae, a position which he held from July 2008 to August 2009. He also served as a consultant to the White House until he was confirmed by the U.S. Senate from January 2008 until May 2008. Prior to his nomination to serve as President of Ginnie Mae, Mr. Murin was with HUD for two years, to which he brought more than 40 years of diverse experience in the financial services, mortgage and banking industries. This experience includes having served as the Chief Executive Officer of a number of financial organizations such as Century Mortgage Co. from September 1986 to January 1989, Lender’s Service Inc. from May 1991 to December 2001, and Mortgage Settlement Network Innovations from September 2004 to August 2007. Mr. Murin served as a director for iGATE Corporation (NASDAQ: IGTE) from August 2009 to April 2013. Mr. Murin holds a bachelor’s degree in business from National Louis University.
As a consequence of Mr. Murin’s more than 40 years of experience in the financial services, mortgage and banking industries, including his service as President of Ginnie Mae, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, believes that he is well qualified to provide valuable advice to the Board in many important areas and that he should serve as a director.
Sharon L Cook has served as a director, chairperson of the Compensation Committee and member of the Audit Committee since March 2023. Ms. Cook also served as a member of the Nominating and Corporate Governance Committee until March, 2025. Since March 2022, Ms. Cook has served as the president of OLE Three Consulting, Inc., a management organization advisory firm that she founded. Ms. Cook has also served as a certified private arbitrator for the Financial Industry Regulatory Authority since June 2019. From February 2020 to January 2021, Ms. Cook served as a part-time administrative assistant at the Gulf Coast Community Foundation and during the period from September 2017 through February 2020, Ms. Cook was not employed and was dedicating her time to various personal matters. Ms. Cook has more than 30 years of broad experience in fixed income capital markets and financial services regulation, and her background includes serving as a business consultant for the regulated trading platform FTX US Derivatives from February 2022 to June 2022, serving as a managing director at securities firm Incapital LLC between January 2017 and September 2017, serving as a managing director at investment banking firm D.A. Davidson & Co. from December 2012 to May 2016, serving as a managing director at Sterne, Agee & Leach Inc. from September 2009 to November 2012 and serving as a senior economic and policy advisor to the deputy director of the U.S. Department of Treasury’s Office of Thrift Supervision from May 2007 to September 2009 where she participated in the resolution of failing banks and the development of the Troubled Assets Relief Program (TARP) and the Home Affordable Modification Program (HAMP).
Earlier in her career, Ms. Cook spent 12 years as a managing director at investment management firm Legg Mason Wood Walker Inc. and was the deputy assistant director at the Federal Deposit Insurance Corporation (FDIC) for five years. Ms. Cook is a member of the board of directors of the Prevent Cancer Foundation, where she serves on the Finance Committee, and she is a member of the National Association of Corporate Directors. Ms. Cook is a graduate of The George Washington University.
Based on Ms. Cook’s over 30 years of experience in fixed income capital markets and financial services regulation, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, believes that she should serve as a director.
Dale S. Hoffman has served as a director and member of the Compensation and Nominating and Corporate Governance Committees since March 2025. Mr. Hoffman has been the President of S&D Sarasota since April 2019, a consultancy with broker/dealer clients regarding compliance and regulatory issues through a third party. From October 2015 to January 2018, Mr. Hoffman was the Managing Director and Head of Taxable Fixed Income Trading at Piper Jaffray. In this role, he successfully drove revenue growth and played a key role in strategic acquisitions.
Mr. Hoffman worked at BMO Capital Markets, U.S. from May 2010 to October 2015, where he served as the Managing Director and Co-Head of Fixed Income Trading and Commodities from 2013 to 2015. In this capacity, Mr. Hoffman co-managed a team of 21 traders and drove revenue of $2.5 million in taxable fixed income trading. From 1994 to 2006, Mr. Hoffman was the Senior Vice President and Head of Taxable Fixed Income Trading and Sales at Legg Mason Wood Walker Inc. where he supervised a team of 25 traders. In this capacity, he significantly contributed to the firm’s success in the fixed income market.
Mr. Hoffman holds an M.B.A. in Finance from St. John’s University and a B.S. in Finance from Binghamton University.
Mr. Hoffman brings to the board over 30 years of experience in the financial services industry, with a particular focus on the fixed income market. Due to the extent of his financial management experience, specifically in the fixed income market, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, believes that he should serve as a director.
The Board recommends that you vote “FOR” the election of each director nominee named above.

CORPORATE GOVERNANCE
The Board believes that the combination of its current composition, leadership structure and the intelligent, experienced and diverse perspectives of the directors provides the proper independent and expert oversight of our company’s business, strategy and management. Some of the governance and leadership highlights include the following:
•	annual election of each director for a one-year term;
•	each stockholder is entitled to one vote per share;
•	a strong independent leadership structure with a lead independent director;
•	diversified board composition with more than 100 years of collective experience in mortgage finance;
•	no over-boarded directors;
•	board committees consist solely of independent directors; and
•	80% of the board is independent.
The Board of Directors
Our Board oversees our internal management team. The Board is informed about our business at meetings of the Board and its committees and through supplemental reports and communications.
There were four regular meetings of the Board in 2025 and two special meetings. Each of the directors serving at the time attended all of the meetings of the Board. Each independent director also attended all committee meetings for the committees on which the director served in 2025. Although our company does not have a policy regarding board members’ attendance at the Annual Meeting, all of our directors participated in the 2025 annual meeting of stockholders. In accordance with NYSE requirements and our Corporate Governance Guidelines, the independent directors of the Board regularly meet in executive session without management present. Generally, these executive sessions follow a meeting of the Board or of the Audit Committee. The lead independent director presides over such executive sessions. In 2025, the independent directors of the Board met in executive session eight times without management present.
The Board has established three standing committees that are comprised solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.
Lead Independent Director
Mr. Murin, the chairperson of the Nominating and Corporate Governance Committee, serves as the lead independent director. The lead independent director generally is the point of contact for persons desiring to communicate directly with the independent directors. All interested parties may do so by using the IR Contact tab under the Investor Relations section on our website, which is www.chmireit.com, and leaving a message.
Director Independence
The Board has determined, after taking into account all facts and circumstances, that there are no material transactions, relationships or arrangements between us and Mr. Mercer, Mr. Murin, Ms. Cook or Mr. Hoffman requiring disclosure under applicable SEC rules and regulations or otherwise and that each of them is independent in accordance with applicable NYSE rules.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which provide the framework for our governance and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders.
Code of Business Conduct and Ethics
The Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees when such individuals are acting for or on our behalf. Any waiver of the Code of Business Conduct and

Ethics may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed to stockholders in accordance with applicable SEC and NYSE rules.
Anti-Hedging Policy
The Board has adopted a policy prohibiting all of our directors, officers, employees, if any, and certain “related persons” (as defined in the policy) of such persons from engaging in hedging or monetization transactions and other speculative transactions involving our securities, including our common stock. Under the policy, a covered person may not, directly or indirectly, engage in any kind of hedging or monetization transaction against future declines in the market value of our securities that could reduce or limit such person’s economic risk with respect to holdings or ownership of or interest in our securities. Pursuant to the policy, a “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is an example of a prohibited hedging transaction. Prohibited transactions under the policy also include the purchase by a covered person of financial instruments, including, without limitation, prepaid variable forward contracts, equity swaps, collars, puts, calls, exchange funds, or other derivative securities that are designed to hedge or offset a decrease in market value of our securities. The policy does not restrict holding, exercising or settling awards such as options, restricted stock, restricted stock units, deferred stock units, LTIP Units, or other derivative securities granted under our equity incentive plans. Persons who violate our anti-hedging policy may be subject to disciplinary action. Such disciplinary action may include, but is not limited to, termination of employment and/or restrictions on future participation in our equity incentive plans.
Insider Trading
We believe that our insider trading policy and related procedures, which apply to our directors, executive officers and employees and their respective immediate family members (as defined in the policy), agents and advisors (collectively, “Covered Persons”), are reasonably designed to promote compliance with insider trading rules and regulations and NYSE listing standards. Our insider trading policy, among other things, (i) prohibits Covered Persons from trading in our securities and the securities of certain other companies while in possession of Material Non-Public Information (as defined in the policy), (ii) prohibits Covered Persons from disclosing Material Non-Public information to others who may trade on the basis of that information, (iii) prohibits Covered Persons from engaging in short-term speculative trading, and (iv) requires that Covered Persons only transact in our securities during an open window period and with prior clearance from the General Counsel or his or her designee, subject to limited exceptions.
Bribery and Kickbacks
Bribery is illegal and subject to criminal penalties in the U.S. and many other foreign countries. Bribery is forbidden under the U.S. Foreign Corrupt Practices Act and other laws, rules and regulations. Bribery, kickbacks or other improper payments of any kind have no place in our company’s business and are strictly prohibited. In accordance with our Code of Business Conduct and Ethics, our directors, officers and employees, if any, may not give bribes, kickbacks or offer anything of value to any person, organization or government official in order to obtain a particular result for us. All decisions made on our behalf, whether with respect to investing in assets or purchasing goods or services, must be made on the basis of appropriate investment or business criteria and must be legal and reasonable in relation to customary commercial practice. Similarly, our directors, officers and employees, if any, are prohibited from accepting or receiving a bribe, kickback or anything of value from any party in exchange for or consideration of the award of any of our business. Gifts and entertainment could constitute an illegal bribe or kickback under certain circumstances. Persons subject to our Code of Conduct and Business Ethics are instructed that they should never receive a payment or anything of value in exchange for a decision involving our business. We recognize exceptions for token gifts, which are not excessive in value or are consistent with customary business practices, and customary and appropriate business entertainment when a clear business purpose is involved. We are committed to the principles expressed in our Code of Business Conduct and will provide annual training to all of our personnel to address bribery, kickbacks and corruption.
Political Activity
In accordance with our Code of Business Conduct and Ethics, we do not make contributions or payments that could be considered a contribution to political parties or candidates or to intermediary organizations such as political action committees. However, persons subject to our Code of Business Conduct and Ethics, including our directors and officers, are free to exercise their right to make personal political contributions within legal limits, except to the extent these contributions are otherwise prohibited or restricted by our Code of Business Conduct and Ethics or by other policies. Persons subject to our Code of Business and Ethics are instructed not make any contribution in a way that might appear to be an endorsement or contribution by us and such persons are expected to be certain that they understand, and are in compliance with, all applicable laws, rules and regulations before making any political contribution. We do not reimburse our directors, officers or employees, if any, for political contributions in any way.
Whistleblower Protections
The Board has established a Compliance Reporting Policy to provide a safe and reliable means for employees and others to report concerns they may have about conduct at the Company. This policy is binding on all employees, officers, directors, or independent contractors of the Company or a subsidiary. This policy provides a mechanism for the Company to be made aware of any alleged wrongdoings and address them as soon as possible.
Availability of Corporate Governance and ESG Materials
Stockholders may view our corporate governance and environmental, social and governance (“ESG”) materials, including the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our 2024 ESG Report (as defined below), our Human Rights Policy, and our Environmental Policy on our website at www.chmireit.com under the section “Investors— Corporate Governance—Highlights,” and these documents are available in print to any stockholder upon request by writing to 4000 Route 66, Suite 310 Tinton Falls, New Jersey 07753, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.
Committees of the Board
The Board has established three standing committees:
•	the Audit Committee;
•	the Compensation Committee; and
•	the Nominating and Corporate Governance Committee.
The members of these standing committees are appointed by and serve at the discretion of the Board.
Audit Committee
The current members of the Audit Committee are Mr. Mercer (chairperson), Mr. Murin and Ms. Cook. Each of these members has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that each of Mr. Mercer and Mr. Murin is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. No member of the Audit Committee serves on the audit committee of more than three public companies.
The Audit Committee held eight meetings in 2025. The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to: (i) the integrity of our financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information we provide; (ii) the performance of the internal audit services function; (iii) the annual independent audit of our financial statements and internal control over financial reporting, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) our compliance with legal and regulatory requirements, including our disclosure controls and procedures; and (v) the evaluation of risk assessment and risk management policies.
Compensation Committee
The current members of the Compensation Committee are Ms. Cook (chairperson), Mr. Murin and Mr. Hoffman. Mr. Mercer served on the Compensation Committee until Mr. Hoffman’s appointment to the Board in March 2025. The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the applicable standards of the NYSE for members of a compensation committee. Each member of the Compensation Committee qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee held ten meetings in 2025. The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to the approval, administration and evaluation of the Company’ directors and executive officers, the compensation of our CEO and non-CEO executive officers and non-employee directors, and administration of our compensation plans, policies and programs, including but not limited to our 2023 Equity Incentive Plan (our “2023 Plan”). The Compensation Committee has overall responsibility for evaluating and recommending changes to our compensation plans, policies and programs and approving and recommending to the Board for its approval awards under, and amendments to, our 2023 Plan. The Compensation Committee may form and delegate authority to subcommittees comprised solely of independent directors or its chair when appropriate.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Mr. Murin (chairperson), Mr. Mercer and Mr. Hoffman. Ms. Cook served on the Nominating and Corporate Governance Committee until Mr. Hoffman’s appointment to the Board in March 2025. By virtue of his position of chairperson of the Nominating and Corporate Governance Committee, Mr. Murin also serves as the lead independent director. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable standards of the NYSE.
The Nominating and Corporate Governance Committee held four meetings in 2025. The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board by: (i) identifying individuals qualified to become members of the Board, consistent with any guidelines and criteria approved by the Board; (ii) considering and recommending director nominees for the Board to select in connection with each annual meeting of stockholders; (iii) considering and recommending nominees for election to fill any vacancies on the Board and to address related matters; (iv) developing and recommending to the Board corporate governance guidelines applicable to us; (v) overseeing an annual evaluation of the Board’s and management’s performance; (vi) providing counsel to the Board with respect to the organization, function and composition of the Board and its committees; and (vii) overseeing corporate actions and disclosure, as is determined to be necessary and advisable, relating to material environmental, social and governance matters that may impact long-term performance and risk management strategies in anticipation of changing investor demands and regulatory requirements.
Board Leadership Structure
The Board has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. As of the date of this Proxy Statement, the Board has not named a director to act as Chairman of the Board.
Risk Management Oversight
Risk management begins with the Board, through review and oversight of the Company’s risk management framework, and continues with executive management, through ongoing formulation of risk management practices and related execution. Management has implemented various risk management procedures regarding portfolio management, counterparty exposure and financial position that involve close consultation with individuals responsible for those areas. The Board exercises its oversight of risk primarily through the Audit Committee with support from the other committees of the Board. The Board uses its standing committees to monitor and address areas of risk within the scope of each committee’s expertise and as required by the charter of each committee.
•
The Audit Committee assists the Board in overseeing our enterprise risk management program, which includes, among other items, non-investment related risks such as strategic risk, operational risk, reputational risk, cybersecurity and artificial intelligence risks and climate-related risks affecting our company. In conducting this oversight, the Audit Committee reviews and discusses with management, EY (our independent registered public accounting firm) and RSM US LLP (“RSM”) (our internal auditing firm) our policies and practices with respect to risk assessment and risk management for all non-investment risks identified by us. The Audit Committee also specifically reviews and discusses with management, EY and RSM the risks related to financial reporting and controls, including, among other things, the risks from cybersecurity risks, on at least a quarterly basis.

•
The Compensation Committee assists the Board in overseeing risk related to the Company’s compensation policies and practices, primarily by reviewing and discussing with management the extent to which our compensation policies and practices create incentives for excessive risk taking by management.

•
The Nominating and Corporate Governance Committee assists the Board in overseeing corporate governance and sustainability-related risks and reviews and discusses with management the extent to which our ESG policies and practices create or mitigate risks for our company.

We believe that our leadership structure promotes effective Board oversight of risk management as the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each comprised solely of independent directors. Each of the committees actively monitors our policies and practices with respect to risk assessment and risk management, and the independent directors are provided with the information necessary to evaluate significant risks and strategies for addressing these risks. In this regard, Mr. Lown, due to his service as a director of our company and as our President and Chief Executive Officer, plays a particularly important role by communicating with our independent directors and keeping them updated on the important aspects of our operations. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports about such risks as well as through regular reports directly from our executive officers responsible for management of particular risks to the Company.
Criteria and Procedures for Selection of Director Nominees
Although the Board retains ultimate responsibility for nominating individuals for election as directors, the Nominating and Corporate Governance Committee conducts the initial screening and evaluation process. As provided in our Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based on, among other things, the following factors:
•	requirements of applicable laws and NYSE listing standards, including independence;
•	the absence of material relationships with us;
•	strength of character;
•	diversity;
•	age;
•	skills; and
•	experience.
In conducting the screening and evaluation of potential director nominees, the Nominating and Corporate Governance Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. Subject to the discretion of the Nominating and Corporate Governance Committee, we anticipate that any director candidates submitted to us by our stockholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other director candidate.
The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee will consider a broad range of factors when nominating individuals for election as directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.
The Nominating and Corporate Governance Committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder. See “Other Information—Stockholder Proposals and Director Nominations for the 2027 Annual Meeting of Stockholders”
Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Ms. Cook (chairperson), Mr. Hoffman and Mr. Murin. None of the members of the Compensation Committee are or have been an employee or officer of our company, and none of such members has any relationship requiring disclosure by our company under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the Board or Compensation Committee.
Communication with the Board
Stockholders and other interested parties who wish to communicate with our lead independent director, the Board or any of its committees may do so by writing to the Secretary of Cherry Hill Mortgage Investment Corporation, 4000 Route 66, Suite 310 Tinton Falls, New Jersey 07753. The independent directors have directed our Secretary to act as their agent in processing any written communications received. All communications that relate to matters within the scope of the responsibilities of the Board and its standing committees will be forwarded to the lead independent director. Communications that relate to matters that are within the scope of the responsibilities of one of the Board’s standing committees also will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the responsibilities of the Board will be sent to the appropriate member of management.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY
The Board and management value the opportunity to engage with our stockholders so as to better understand and focus on the priorities that matter most to them, and to foster consistent and constructive dialogue. The feedback and insight from these meetings, in addition to emerging best practices, policies at other companies and other market standards, will be considered and evaluated by management, the Board and its committees. We are committed to being a responsible corporate citizen and believe that engaging with stockholders will assist us both in this mission and in enhancing the evolution of our disclosures, improve our corporate governance profile and our compensation policies and practices and implement policies, procedures and initiatives that matter most to our stockholders. In 2023, we engaged an independent, outside sustainability advisor to assist with these initiatives. Our management meets regularly with our sustainability advisor to evaluate best public company corporate governance practices and policies and sustainability initiatives. Based on the advice of our sustainability advisor, management recommends to the Nominating and Corporate Governance Committee the implementation of policies, practices and initiatives focused on corporate social responsibility and sustainability that we believe matter most to our stockholders.
Corporate Responsibility; Environmental Policy
Our corporate responsibility initiatives are overseen by our Nominating and Corporate Governance Committee. In November 2024, we published our second Environmental, Social and Governance Report (the “2024 ESG Report”), and in 2025, we adopted an Environmental Policy formalizing our environmental strategy and commitments. The 2024 ESG Report and our Environmental Policy are available on our website at www.chmireit.com under the section “Investors—Corporate Governance—Highlights.” Information at or connected to our website is not and should not be considered a part of this Proxy Statement.
The 2024 ESG Report outlines our progress towards our ESG goals and commitments across three key ESG areas:
•	environmental responsibility and sustainability;
•	social responsibility; and
•	corporate governance.
Our environmental strategy, as formalized in our Environmental Policy, is based on simplicity and transparency. Specifically, we endeavor to minimize our environmental impact by reducing waste that is generated by our Company and sent to landfills, purchasing, to the extent practicable, environmentally responsible products, and reducing internal paper usage. We believe that the Company’s corporate footprint and business operations have a relatively modest impact on the environment. Nevertheless, we believe in promoting a sustainable environment by using resources as efficiently and responsibly as practicable. Our commitment to these principles is reflected in our daily activities in a variety of ways:
•
to reduce waste and promote a cleaner environment, we recycle paper, glass, plastic and aluminum cans, electronic equipment, batteries and ink cartridges, and we emphasize electronic communications, record storage e-statements and invoices to reduce our office paper usage;

•	to reduce our carbon footprint, we utilize video conferencing as an alternative to business travel; and
•	to reduce energy usage, we use Energy Star® certified products, printers and televisions.
Although we are unable to predict the rate at which climate change will progress, we recognize that the physical effects of climate change could have a material adverse effect on our operations. To the extent that climate change impacts changes in weather patterns, assets in which we hold a direct or indirect interest could experience severe weather, including hurricanes, severe winter storms, wildfires and flooding due to increases in storm intensity and rising sea levels, among other effects that could impact house prices and housing-related costs and/or disrupt borrowers’ ability to pay their mortgage. Moreover, long term climate change could trigger extreme weather conditions that result in macroeconomic and demographic shifts. Over time, these conditions could result in repricing of the assets that we hold. There can be no assurance that climate change and severe weather will not have a material adverse effect on our financial performance.

Focus On Our Personnel
We believe our senior management team is the key to our success. Our senior management team helps oversee matters related to human capital management and corporate responsibility, such as the hiring, development, retention and satisfaction of our employees and policies and practices for diversity, equity and inclusion.
We are committed to promoting the development and engagement of our workforce. Through our “we’re all in” ethos, we are committed to building an inclusive, encouraging and respectful workplace that allows us to seamlessly meet our fiduciary commitments to our stockholders and successfully grow our company. We are committed to our team members’ growth and development and instill a sense of ownership in our company by providing long-term equity incentives to all our employees. In addition, medical and wellness benefits are made available to all of our team members. We currently have 14 full-time employees.
Equal Opportunity Employer; Anti-Discrimination and Anti-Harassment Policy
As reflected in our Code of Business Conduct and Ethics and our 2024 ESG Report, diversity and inclusion is integrated in everything we do. Currently, our team is comprised of 14 individuals, with women representing approximately one-third of the overall team and key members of our team also being racially and ethnically diverse. We believe the diversity of the Company’s personnel is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.
We are committed to providing equal employment opportunities to all persons without regard to race, color, religion, creed, gender, sex, sexual orientation, national origin or ancestry, alienage or citizenship status, age, disability, marital or partnership status, military status, predisposing genetic characteristics, status as a victim of domestic violence, sex offense or stalking or any other class or status protected by law in accordance with applicable federal, state and local laws. All persons must be treated with dignity and respect.
We believe our management team’s intentional dedication to engage, train and motivate the personnel provided to us and to promote a diverse and inclusive culture has allowed us to retain the talent necessary to operate our company.
Human Rights Policy
As a responsible corporate citizen, we seek to promote and protect human rights in our business. As reflected in our Human Rights Policy, which is available on our website at www.chmireit.com under the section “Investors— Corporate Governance—Highlights” (information on or connected to our website is not and should not be considered a part of this Proxy Statement), we strive to conduct our operations in accordance with the United Nations Guiding Principles on Business and Human Rights. We recognize the importance of respecting, protecting and promoting human rights and fundamental freedoms such as those covered by the United Nations Universal Declaration on Human Rights.
Management is responsible for the ongoing maintenance and day-to-day oversight of our Human Rights Policy to ensure compliance. The Board will review our compliance with the Human Rights Policy at least annually.
We recognize that our stakeholders value information about our efforts in this area. We are committed to ongoing engagement on issues relating to human rights. We welcome input from our stakeholders on our ongoing commitment to human rights.
We will require our personnel to complete Code of Business Conduct and Ethics and Workplace Harassment training upon hire, and annually thereafter, and to certify upon completing each training session that they have read, and that they understand our policies, including our Human Rights Policy.

Our Business Conduct and Ethical Investment Practices
We adhere to a stringent Code of Business Conduct and Ethics which covers, among other topics, compliance with applicable laws, the avoidance of conflicts of interest, and a strict prohibition against insider trading, discrimination and harassment.
Our acquisition, investment and management portfolios are focused on mortgage servicing rights (MSRs), agency residential mortgage back securities (RMBS) and other residential mortgage assets that target the full spectrum of single-family residential homeowners from new to mature homeowners. Our business conduct promotes home ownership in the United States, a key driver of individual wealth creation, and supports the development of strong communities. The loans underlying our MSR portfolio are owned and/or securitized by Fannie Mae or Freddie Mac, and must conform to the lending standards of the government-sponsored enterprises. These standards include prohibitions against predatory lending practices, high-cost loans, prepayment penalties, as well as anti-discrimination and consumer protection compliance. We have limited information about the borrowers, such as their credit quality and location, and do not receive information about borrowers’ gender, race and/or ethnicity.
We conduct counterparty due diligence with a third-party that includes reviews of government audit reports and compliance with policies and procedures that address the following:
•	Equal Credit Opportunity Act/Regulation B;
•	Fair Credit Reporting Act;
•	Truth in Lending Act;
•	Real Estate Settlement Procedures Act;
•	Flood Disaster Protection Act; and
•	Record Retention.

DIRECTOR COMPENSATION
For 2025, our independent directors received the following compensation:
•
Mr. Mercer, Mr. Murin and Ms. Cook were each paid a cash retainer of $87,473, comprised of a prorated annual cash retainer for the period of January 1, 2025 to May 31, 2025 equal to $70,000, and a prorated annual cash retainer for the period of June 1, 2025 to December 31, 2025 equal to $100,000. The cash retainer was paid in quarterly installments in arrears and accrued at an annual rate of $87,473.

•
Mr. Hoffman was paid a cash retainer of $74,056, comprised of a prorated annual cash retained for the period of March 11, 2025 to May 31, 2025 equal to $70,000, and a prorated annual cash retainer for the period June 1, 2025 to December 31, 2025 equal to $100,000. The cash retainer was paid in quarterly installments in arrears and accrued at an annual rate of $74,056.

•	Mr. Mercer was paid an additional cash retainer of $10,000 for serving as the chairperson of the Audit Committee.
•
Ms. Cook was paid an additional cash retainer of $5,000 for serving as the chairperson of the Compensation Committee and an additional cash retainer of $2,500 for serving as a member of the Audit Committee.

•
Mr. Murin was paid an additional cash retainer of $5,000 for serving as the chairperson of the Nominating and Corporate Governance Committee, an additional cash retainer of $2,500 for serving as a member of the Audit Committee and an additional cash retainer of $10,000 for serving as our lead independent director.

In addition to the cash compensation described above, our independent directors also receive annual grants of common stock pursuant to our equity incentive plan. On June 30, 2025, we granted each of our independent directors 36,630 restricted shares of common stock pursuant to our 2023 Plan. These restricted shares become non-forfeitable on June 30, 2026. Mr. Lown, our President and Chief Executive Officer, did not receive any cash or equity compensation from us for his service as a director.
We reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at in-person board and committee meetings.
We have entered into indemnification agreements with each of our current directors and intend to enter into indemnification agreements with each of our future directors. The indemnification agreements provide these directors the maximum indemnification permitted under Maryland law. The agreements provide, among other things, for the advancement of expenses and indemnification for liabilities which such person may incur by reason of his or her status as a present or former director of our company in any action or proceeding arising out of the performance of such person’s services as a present or former director of our company.
The table below describes the compensation earned by our directors other than Mr. Lown for 2025. Mr. Lown’s compensation is described below under “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total Compensation
Sharon L. Cook	$94,973	$100,000	$194,972
Robert C. Mercer, Jr.	$97,473	$100,000	$197,472
Joseph Murin	$104,973	$100,000	$204,972
Dale S. Hoffman	$74,056	$100,000	$174,056

(1)
Represents the aggregate grant date fair value of 36,630 restricted shares of common stock awarded to each of our independent directors pursuant to our 2023 Plan on June 30,2025. Amounts have been calculated in accordance with FASB ASC Topic 718 and disregard estimated forfeitures.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Management Agreement
We were a party to a management agreement with CHMM (the “Management Agreement”), which was terminated on November 14, 2024 without payment of a termination fee as part of the “Internalization Event” within the meaning of the Management Agreement in which we ceased being externally managed (the “Internalization”). Under the Management Agreement, CHMM, an SEC-registered investment adviser, provided for the day-to-day management of our operations. The Management Agreement required CHMM to manage our business and affairs in conformity with policies and investment guidelines approved and monitored by the Board.
Under the Management Agreement, CHMM received an annual management fee and reimbursement of certain expenses. The annual management fee was an amount equal to 1.5% per annum of stockholders’ equity, with stockholders’ equity being calculated, as of the end of any fiscal quarter, as (a) the sum of (1) the net proceeds from any issuances of our common stock or other equity securities issued by us or our operating partnership (without double counting) since our inception, plus (2) our and our operating partnership’s (without double counting) retained earnings calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that we or our operating partnership have paid to repurchase shares of our common stock or other equity securities issued by us or our operating partnership since inception. For purposes of the Management Agreement, “stockholders’ equity” excluded (1) any unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with GAAP, regardless of whether such items were included in other comprehensive income or loss, or in net income, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above in each case, after discussions between CHMM and our independent directors and approval by a majority of our independent directors.
CHMM provided us with our executive officers and appropriate support personnel in order for CHMM to deliver the management services called for under the management agreement. CHMM was responsible for all costs incident to the performance of its duties under the management agreement, including compensation and other related expenses of our executive officers and other personnel provided to us by CHMM. In some instances, CHMM was entitled to be reimbursed for the costs of the wages, salaries and benefits incurred by CHMM with respect to certain personnel provided to us. We reimbursed CHMM for the costs of the salary paid to Michael Hutchby, our former Chief Financial Officer, Treasurer and Secretary. We did not reimburse CHMM for the costs of the wages, salaries and benefits incurred by CHMM with respect to executive officers other than Mr. Hutchby or any other personnel provided to us through CHMM. The Compensation Committee approved the amount of the reimbursement relating to the costs of the salary paid to Mr. Hutchby each quarter.
For the period from January 1, 2024 through, and including, November 14, 2024, we paid CHMM approximately $5.5 million in management fees pursuant to the Management Agreement. In addition, we reimbursed CHMM for approximately $523,000 of allocable expenses reimbursable by us under the Management Agreement, including the costs of the salary paid to Mr. Hutchby for the period from January 1, 2024 through, and including, November 14, 2024. The costs of the salary paid to Mr. Hutchby and reimbursed by us for this period are included in the “Salary” column for 2024 of the table appearing under the heading “Executive Compensation—Summary Compensation Table” in this Proxy Statement.
Other Transactions with Related Parties
Prior to the Internalization, Aurora leased three employees from Freedom Mortgage and reimbursed Freedom Mortgage on a monthly basis. For the period from January 1, 2024 through, and including, November 14, 2024, Aurora reimbursed Freedom Mortgage in an amount equal to approximately $320,000 for these three leased employees.
Indemnification Agreements
For information regarding indemnification agreements that we have entered into with our directors and executive officers, please see “Director Compensation.”

Related Party Transaction Policy
The Board has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, where the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to the Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If we were to become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction would be referred to this committee, which would evaluate all options available, including ratification, revision or termination of such transaction. Our policy will require any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

EXECUTIVE OFFICERS
Set forth below are the names, positions and ages of our executive officers as of the date of this Proxy Statement:

Name	Position	Age
Jeffrey B. Lown II	President and Chief Executive Officer	62
Apeksha Patel	Chief Financial Officer and Treasurer	40
Julian B. Evans	Chief Investment Officer	56
Susan Healey	General Counsel and Secretary	48

Biographical information with respect to Mr. Lown is set forth above under “Proposal No. 1: Election of Directors.” Our executive officers are fully dedicated to us and our business.
Apeksha Patel has served as our Chief Financial Officer and Treasurer since August 22, 2025. Ms. Patel was appointed Interim Chief Financial Officer, Treasurer and Secretary, effective June 22, 2025, following Mr. Hutchby’s voluntary resignation from these positions. Ms. Patel was subsequently appointed Chief Financial Officer and Treasurer, effective August 22, 2025. Previously, Ms. Patel served as Controller of the Company since 2019, following her role as the Assistant Controller from 2017. Before joining the Company, she held multiple positions within the public accounting sector at Mazars USA LLP and SB Partners LLP. Ms. Patel has a Bachelor of Commerce degree from Ryerson University and is a licensed Certified Public Accountant (CPA) in New Jersey.
Julian Evans has served as our Senior Trader and Portfolio Manager since our initial public offering in October 2013. In March 2016, Mr. Evans was appointed Chief Investment Officer. Mr. Evans has over 20 years of experience in the financial services industry with more than 18 years trading mortgage backed securities. Prior to joining our company, Mr. Evans was a Director at Deutsche Asset Management where he was head of the MBS Sector Team and Senior Portfolio Manager responsible for a platform of $25 billion of mortgage-backed securities. Prior to that, Mr. Evans was a Vice President at Times Square Capital Management, Inc. (formerly known as Cigna Investment Management), where he was head trader for all mortgage-related products and assisted in the management of an $11 billion portfolio of structured products. Mr. Evans obtained a Bachelor of Arts degree in Economics from Trinity College. He also holds a Master of Business Administration degree from the University of Michigan and is a certified financial analyst.
Susan Healey has served as our General Counsel and Secretary since July 29, 2025. Prior to joining the Company, Ms. Healey served as Deputy General Counsel at NorthMark Strategies from July 2022 to July 2025. Prior to her role as Deputy General Counsel, Ms. Healey served as Associate General Counsel from January 2022 to July 2022 and Assistant General Counsel, Real Estate, from January 2020 to January 2022 at NorthMark Strategies. Ms. Healey led transactional legal teams at two public REITs prior to joining NorthMark Strategies. She holds a Bachelor of Arts degree in Economics from Allegheny College and a Juris Doctorate from Washington and Lee University School of Law.

EXECUTIVE COMPENSATION DISCUSSION
This section provides a brief overview of how we compensated our named executive officers (“NEOs”) for fiscal year 2025 and how we intend to compensate our NEOs for fiscal year 2026. Although as a smaller reporting company we are not required to provide a full Compensation Discussion and Analysis, we believe this summary offers useful context for our say-on-pay vote and for understanding our pay decisions and philosophy.
In 2025, our NEOs were:
•	Mr. Lown, our President and Chief Executive Officer (our principal executive officer);
•	Mr. Evans, our Chief Investment Officer; and
•	Ms. Healey, our General Counsel and Secretary.
Executive Compensation Overview
The Compensation Committee oversees and approves the executive compensation program for our NEOs, including, without limitation, their annual base salaries and discretionary cash bonuses, if any, the size and structure of any long-term equity and non-equity incentive awards and the corporate goals, individual objectives, and performance measures related to earning such equity and non-equity incentive awards. The Compensation Committee also approves objectives designed to align NEO pay with our Company’s performance and stockholder interests and seeks to provide competitive pay opportunities that are both tied to performance and designed to retain talent, maximize stockholder value and mitigate material risk.
Effective as of November 14, 2024, we completed the Internalization and directly hired the senior management team and other personnel who our former manager had historically provided to us. Each NEO is an employee at will, and his or her employment with us can be terminated for any reason. The Compensation Committee believes that retaining these personnel was crucial to our business continuity, as their extensive knowledge of our operations and established relationships within the Company and with our counterparties ensured a seamless transition to internal management, maintained the stability and efficiency of our business processes and positioned us to effectively realize the benefits of the Internalization. Upon consummation of the Internalization, we ceased being externally managed and began operating as a fully integrated, internally managed company. We operated as a fully integrated, internally managed company for all of 2025.
Following the completion of the Internalization, the Compensation Committee’s primary compensation objective for 2025 was the retention and continuity of the senior management team during a critical transition period. To that end, the Compensation Committee decided to maintain 2024 compensation levels for each of our NEOs through 2025 in order to retain our NEOs during this critical transition period.
Pursuant to their employment arrangements, until December 31, 2025, Mr. Lown received an annual base salary of $1,235,000, Mr. Evans received an annual base salary of $550,000 and Ms. Healey received a prorated base salary of $213,699 for the period beginning on July 29, 2025 (such date being the effective date of Ms. Healey’s employment with the Company), to December 31, 2025. The Compensation Committee awarded discretionary bonuses to Mr. Evans ($275,000) and Ms. Healey ($250,000) in connection with the terms of their respective offer letters as part of the Company’s efforts to recruit and retain these officers following the Internalization. These bonuses did not contain a performance-based component and were paid in February 2026. Ms. Healey was paid $187,500 of her earned bonus in cash and the remaining $62,500 that was earned was paid in restricted stock units that were granted on February 10, 2026 with a one-year vesting period. Mr. Evans received the entirety of his bonus in cash. Mr. Lown did not receive a discretionary bonus for 2025, as the Compensation Committee determined that his total compensation was sufficient to achieve the Company’s retention objectives.
In March 2025, the Board, based on the recommendation of the Compensation Committee, approved and adopted the Cherry Hill Mortgage Investment Corporation Executive Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan covers regular full-time employees of the Company who hold the following positions: Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Senior Vice President of Mortgage Servicing and General Counsel or Chief Legal Officer of the Company. The Executive Severance Plan currently covers each of our NEOs, as well as Apeksha Patel, Chief Financial Officer and Treasurer, and Raymond Slater, Senior Vice President of Mortgage Servicing. The benefits payable to a participant depends on whether or not the participant incurs a termination of employment that constitutes a “qualifying termination.” A “qualifying termination” means either a termination of a participant’s employment by the Company without cause (excluding termination due to death or permanent disability), or a voluntary termination of a participant’s employment by the participant for good reason. In the event that a participant incurs a “qualifying termination,” subject to a participant’s compliance with his or her obligations set forth in the Severance Plan, the Company will pay in cash a “severance payment” (as defined in the Executive Severance Plan) to such participant within the 60-day period following such participant’s separation date. The Executive severance payment is defined as a lump-sum cash payment equal to the sum of (A) an amount equal to the participant’s “severance multiple” multiplied by the participant’s annual compensation (total of salary plus target bonus) and (B) if the participant is enrolled in the Company’s health and/or dental plans as of the separation date, an amount equal to 12 months of health and/or dental premium payments, as determined under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), based on the participant’s elections in effect on the separation date. The “severance multiple” is defined as 2.5 for the Chief Executive Officer and 1.5 for all other participants. Under the terms of the Executive Severance Plan, a participant is subject to certain customary restrictive covenants, including a one-year non-compete that would apply from such participant’s separation date. The plan became effective immediately upon its adoption.
For 2026, the Compensation Committee, working with its independent compensation consultant, Ferguson Partners Consulting (“FPC”), developed a redesigned executive compensation program for the Company’s NEOs (the “2026 Executive Compensation Plan”) that shifts the focus from retention to retention and performance. FPC was engaged in January 2025 to advise the Compensation Committee on the overall design and structure of the 2026 Executive Compensation Plan. FPC reports directly to the Compensation Committee, which retains the authority to replace FPC or hire additional consultants as needed. FPC does not provide any other services to us or our affiliates and no conflict of interest exists that would impede their role as an independent consultant to the Compensation Committee.
The Board approved and adopted the 2026 Executive Compensation Plan in April 2026, effective as of January 1, 2026. The 2026 Executive Compensation Plan includes a base salary, a short-term cash incentive component tied to annual performance goals, and a long-term equity incentive component consisting of time-based and performance-based equity awards, with compensation levels benchmarked against a peer group of publicly traded residential mortgage REITs to ensure market competitiveness. In connection with the redesigned program and the shift in focus to retention and performance, the Compensation Committee also reviewed NEOs’ base salaries and concluded that for 2026 Mr. Lown’s annual base salary was reduced from $1,235,000 to $900,000.
Compensation Objectives and Philosophy
The Compensation Committee believes that the Company’s compensation program for executive officers should:
•	attract and retain highly-qualified executives;
•	motivate these executives to achieve corporate and individual performance objectives and increase stockholder value on an annual and long-term basis;
•	achieve an appropriate balance between risk and reward that does not incentivize excessive risk taking; and
•	promote teamwork and cooperation throughout the Company and within the management group.
The Compensation Committee applied this philosophy when establishing and designing each element of the 2026 Executive Compensation Plan.
Cash and Other Compensation
Our NEOs are eligible to participate in any equity and non-equity incentive plans approved by the Compensation Committee, including the 2026 Executive Compensation Plan. Our NEOs may also receive an annual discretionary cash bonus at year-end, subject to the terms of the 2026 Executive Compensation Plan. The payment of equity and non-equity incentive plan compensation and discretionary cash bonuses in future years is not guaranteed, and each executive officer must be employed by the Company on the date any such compensation is paid to be eligible to receive any such compensation and discretionary cash bonuses.

Equity-Based Compensation
Our NEOs are eligible to receive equity compensation from us. Equity compensation that we award to our NEOs from time to time is determined by the Compensation Committee, which consists solely of independent directors, in accordance with our equity incentive plan. When we refer to our equity incentive plan, we mean our 2013 Equity Incentive Plan (the “2013 Plan”) for periods prior to June 15, 2023 and our 2023 Plan, which replaced our 2013 Plan, for periods on and after June 15, 2023. As discussed in the Executive Compensation Overview section above, the 2026 Executive Compensation Plan sets target equity compensation for each NEO, achievable based on the criteria set forth in that plan. As described in more detail in the following sections, we believe that the utilization of our equity incentive plan effectively align the interests of our NEOs with those of our stockholders.
What We Do; What We Don’t Do

What We Do

✔
In furtherance of our status as an internally managed company and our efforts to redesign our executive compensation strategy and philosophy, the Compensation Committee sought to create compensation structures that incentivize and retain key personnel while positioning us for long-term success and retaining focus on shareholder return.

✔	Our NEOs are eligible to participate in certain equity and non-equity incentive plans approved by the Compensation Committee with input from FPC, its independent compensation consultant.

✔
Our NEOs are eligible to receive an annual discretionary cash bonus at the end of each fiscal year, subject to certain terms set forth in the 2026 Executive Compensation Plan, which became effective on January 1, 2026.

✔
We have historically provided our NEOs with equity compensation in the form of LTIP Units, a special class of limited partnership units in our operating partnership, Cherry Hill Operating Partnership, L.P. Under our 2026 Executive Compensation Plan, in 2026 we will provide our NEOs with equity compensation in the form of restricted stock units.

✔	We have historically linked the amount of equity compensation awarded to our NEOs directly to our achievement of strategic and operational goals and company-specific financial metrics.

✔	We have historically used both absolute and relative company-specific financial metrics to create balance between company-specific financial performance and industry expectations.

✔	Our Compensation Committee developed, and the Board approved, the 2026 Executive Compensation Plan which applies to our NEOs.

✔	We have historically imposed minimum vesting requirements on equity awards made to our NEOs (equity awards vest ratably over 3 years), encouraging long-term alignment and retention.

✔	We have a comprehensive incentive compensation recoupment (clawback) policy for performance-based compensation.

✔	We have an independent Compensation Committee that has retained an independent compensation consultant.

✔	We provide stockholders with an opportunity to cast an advisory say-on-pay vote on an annual basis.

What We Don’t Do

✘	We do not provide any perquisites to our NEOs.

✘
We do not have any employment agreements with our NEOs and are not obligated to make any payments to them upon termination of employment other than pursuant to the Executive Severance Plan adopted in March 2025.

✘
We are not required to make payments to our NEOs upon a change of control of our company, unless such change of control falls under the provisions of the Executive Severance Plan; however, all LTIP Units that have been granted to our NEOs vest immediately upon a change of control if the recipient of such LTIP Units is still performing services for us at the time of such change of control.

✘	We do not have golden parachute excise or tax gross-up payments for our NEOs.

✘	We do not have liberal recycling of shares under our 2023 Plan.

✘	We do not permit any transactions in our securities without pre-clearance under our insider trading policy.

✘	We do not permit hedging or pledging of our securities.

2025 Say-on-Pay Vote Results
At our 2025 annual meeting of stockholders, we provided stockholders with the opportunity to cast an advisory, non-binding vote on the compensation of our NEOs for 2024. Approximately 61% of the votes cast (excluding abstentions and broker non-votes) on last year’s say-on-pay proposal were voted in favor of the proposal, down from approximately 65% in the prior year.
As a result of the outcome of the say-on-pay vote at the 2025 annual meeting of stockholders, we took the following actions at the request of the Compensation Committee:
Investor Outreach Efforts
As part of our investor outreach strategy, we initiated contact with a targeted group of our largest institutional investors. These investors were identified based on their percentage of ownership in the Company to maximize the potential for meaningful engagement.
Our investor base is predominantly composed of retail investors, who we believe represented approximately 83% of our total stockholder base as of December 31, 2025 based on publicly available SEC filings. This dispersed group presents distinct logistical challenges as compared to institutional investors. Additionally, retail investors often lack the experience and familiarity with the types of communication typically used in investor relations. Consistent and timely communication with this segment is more resource-intensive, requiring tailored strategies to effectively reach and engage with these stockholders.
Executive management initiated stockholder engagement efforts in early 2026. We reached out to our top 13 stockholders, who together represented approximately 15% of our stockholder base and 88% of our estimated non-retail, institutional investor base as of December 31, 2025.
The purpose of our outreach effort was to solicit the views of our investors with respect to our corporate governance and executive compensation practices. Our lead independent director and members of executive management successfully engaged with two of these institutional stockholders, who together represented approximately 2% of our outstanding common stock and approximately 12% of our non-retail, institutional investor base, as of December 31, 2025. The investors we connected with indicated that, given recent regulatory developments around institutional investors and the potential for inadvertent triggering of activist investor treatment, the level of detail of questioning would be kept to a minimum.
While the majority of institutional investors did not respond, as of the date of this proxy, those who did respond informed us that our corporate governance and executive compensation practices were acceptable and that they had no concerns with respect to those practices.
In conjunction with ongoing investor outreach efforts, the Compensation Committee continues to take actions to enhance our investor communications. In particular, as discussed elsewhere in this Compensation Discussion, the Compensation Committee engaged FPC to advise the committee on the overall design of our executive compensation program for 2026.
These steps are designed to strengthen our relationships with existing and potential investors, solicit feedback from them and take steps to consider and implement, where appropriate, any suggestions we receive from stockholders.

Management and the Board, including the Compensation Committee, are committed to engaging with stockholders in a meaningful way to address any concerns or issues that stockholders may have with respect to our corporate governance practices and our executive compensation program. Stockholders who would like to discuss any issues relating to our executive compensation program should communicate with the chairperson of the Compensation Committee by following the procedures described in this proxy statement under the heading “Corporate Governance—Communication with the Board.”
Overview of Our Business; Company Performance Highlights
Overview of Our Business
We are a fully-integrated, internally managed mortgage REIT that is focused on investing in, financing and managing residential mortgage assets in the United States. Our principal objective is to generate attractive current yields and risk-adjusted total returns for our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We attempt to attain this objective by selectively constructing and actively managing a portfolio of servicing related assets (mortgage servicing rights and excess mortgage servicing rights) and residential mortgage-backed securities.
We operate so as to continue to qualify to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. To qualify as a REIT, we must distribute annually to our stockholders an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. As a REIT, we are limited in our ability to grow our book value per share of common stock and our equity capital base through the reinvestment of retained earnings from our business operations. We produce earnings through income we generate on our investments in residential mortgage assets, net of the interest we pay to finance our assets and the other expenses we incur to operating our business. The nature of our business model is a key factor the Compensation Committee considers in determining the amount of equity compensation to be awarded to our NEOs.
Company Performance Highlights

2025
Net income (loss) allocable to common stockholders	($3,001)
Earnings available for distribution (“EAD”) to common stockholders(1)	$15,810
Net income (loss) allocable to common stockholders per share	($0.09)
EAD to common stockholders per share(1)	$0.46
Dividends declared per share of common stock	$0.50
Return (loss) on equity(2)	(2.3%)
GAAP book value per share of common stock (“GAAP BVPS”), period end	$3.44
Total economic return (loss) on GAAP BVPS(3)	3.9%
Total economic return (loss) on NAV(4)	6.2%
Price to book ratio(5)	79.8%

(1)
“Earnings available for distribution to common stockholders” is a non-GAAP measure. A reconciliation to the GAAP measure net income (loss) allocable to common stockholders is provided in our Annual Report on Form 10-K for the year ended December 31, 2025 on page 52.

(2)	Return on equity is calculated as (i) net income allocable to common stockholders per share divided by (ii) beginning GAAP book value per share of common stock.
(3)	Total economic return (loss) on GAAP BVPS for the year ended December 31, 2025 is the compounded quarterly economic return (loss) on GAAP BVPS for each quarterly period in 2025, as applicable.
Quarterly economic return (loss) on GAAP BVPS for each quarterly period in 2025 is calculated as follows (dollars in thousands except per share amounts):

	Quarter Ended 3/31/25	Quarter Ended 6/30/25	Quarter Ended 9/30/25	Quarter Ended 12/31/25
Total stockholders’ equity	$229,632	$232,413	$235,459	$238,532
Less: Non-controlling interests in Operating Partnership	($3,056)	($2,521)	($2,330)	($2,491)
Less: Aggregate liquidation preference of Series A and B Preferred Stock	($109,643)	($109,643)	($109,643)	($109,643)
Common CHMI stockholders’ equity	$116,933	$120,249	$123,486	$126,398
Common stock outstanding (period end)	32,630,919	36,045,092	36,739,538	36,739,538

	Quarter Ended 3/31/25	Quarter Ended 6/30/25	Quarter Ended 9/30/25	Quarter Ended 12/31/25
GAAP BVPS	$3.58	$3.34	$3.36	$3.44
Quarterly common dividend per share	$0.15	$0.15	$0.10	$0.10
GAAP BVPS plus quarterly common dividend	$3.73	$3.49	$3.46	$3.54
Quarterly economic return (loss) on GAAP BVPS*	(2.4%)	(2.5%)	3.6%	5.4%

*	GAAP BVPS plus quarterly common dividend for the period divided by GAAP BVPS at the end of the prior period minus one.
(4)	Total economic return (loss) on NAV for the year ended December 31, 2025 is the compounded quarterly economic return (loss) on NAV for each quarterly period in 2025, as applicable.
Quarterly economic return (loss) on NAV for each quarterly period in 2025 is calculated as follows (dollars in thousands except per share amounts):

	Quarter Ended 3/31/25	Quarter Ended 6/30/25	Quarter Ended 9/30/25	Quarter Ended 12/31/25
Total stockholders’ equity	$229,632	$232,413	$235,459	$238,532
Less: Non-controlling interests in Operating Partnership	($3,056)	($2,521)	($2,330)	($2,491)
Common and preferred CHMI stockholders’ equity(a)	$226,576	$229,892	$233,129	$236,041
Common stock outstanding (period end)	32,630,919	36,045,092	36,739,538	36,739,538
Adjustment for Series A and B preferred stock(b)	28,702,474	30,626,662	32,827,380	32,631,979
Adjusted shares of common stock outstanding (period end)	61,333,393	66,671,754	69,566,918	69,371,517
NAV per adjusted share of common stock	$3.69	$3.45	$3.35	$3.40
Quarterly common dividends	$4.895	$5.407	$3.674	$3.674
Quarterly preferred dividends	$2.454	$2.462	$2.477	$2.436
Quarterly cash dividends (common and preferred)	$7,349	$7,869	$6,151	$6,110
Quarterly cash dividend per adjusted share of common stock outstanding	$0.12	$0.12	$0.09	$0.09
NAV and quarterly cash dividend per adjusted share of common stock outstanding	$3.81	$3.57	$3.44	$3.49
Quarterly economic return (loss) on NAV*	(0.3%)	(0.3%)	2.9%	3.8%

*	NAV and quarterly cash dividend per adjusted share of common stock outstanding divided by NAV per adjusted share of common stock at the end of the prior period minus one.
(a)	Includes aggregate liquidation preference of Series A and B preferred stock of $109,643 for each of the quarters end.
(b)	Aggregate liquidation preference of Series A and B preferred stock divided by GAAP BVPS as of the prior quarter end.
(5)	Calculated as the average of our quarter end common stock price divided by our quarter end GAAP book value per share of common stock for each quarterly period in 2025, as applicable.
Cash Compensation
Until December 31, 2025, Mr. Lown received an annual base salary of $1,235,000, Mr. Evans received an annual base salary of $550,000 and Ms. Healey received a prorated base salary of $213,699 for the period beginning on July 29, 2025 (such date being the effective date of Ms. Healey’s employment with the Company), to December 31, 2025. The Compensation Committee awarded discretionary bonuses to Mr. Evans ($275,000) and Ms. Healey ($250,000) in connection with the terms of their respective offer letters as part of the Company’s efforts to recruit and retain these officers following the Internalization. These bonuses did not contain a performance-based component and were paid in February 2026. Ms. Healey was paid $187,500 of her earned bonus in cash and the remaining $62,500 that was earned was paid in restricted stock units that were granted on February 10, 2026 with a one-year vesting period. Mr. Evans received the entirety of his bonus in cash. Mr. Lown did not receive a discretionary bonus for 2025, as the Compensation Committee determined that his total compensation was sufficient to achieve the Company’s retention objectives.
Base salaries are currently designed to ensure business continuity and attract and retain key personnel. These salaries will be evaluated to take into account each executive officer’s role and responsibilities, qualifications and experience, past performance, unique skills, future potential with our Company, compensation paid for similar positions within our peer group (including other comparable companies, as applicable), and internal pay equity.

Equity Compensation
The Compensation Committee is responsible for overseeing the equity compensation component of our executive compensation program and approves and recommends all equity awards granted pursuant to our equity incentive plan, which awards are then ratified by the Board.
Equity Compensation Objectives and Philosophy
The equity compensation paid to our NEOs is designed to drive and reward corporate performance. We believe our equity compensation program reflects good governance practices and the best interests of our stockholders, while striving to meet the following core objectives:
•
Strengthen our Ability to Retain our Work Force. We are a specialized company operating in a highly competitive industry, and our continued success depends on retaining our talented executive team. Our equity compensation program is designed to attract and retain highly qualified executives whose abilities and expertise are critical to our long-term success and our competitive advantage. The LTIP awards awarded to our NEOs vest over a three-year period which is particularly important for the Compensation Committee since these individuals do not have employment contracts, and prior to the Internalization the Compensation Committee did not have control over the level of cash compensation received by these individuals.

•
Align Risk and Reward. We are committed to creating an environment that encourages increased profitability for our company without undue risk-taking. We strive to focus our NEOs’ decisions on goals that are consistent with our overall business strategy without threatening the long-term viability of our company.

•
Align NEOs’ Interests with Interests of Stockholders. We are committed to using our equity compensation program to focus our NEOs’ attention on creating value for our stockholders. We believe that the use of LTIP awards for our equity compensation program directly aligns the interests of our NEOs with those of our stockholders since the LTIP Units only receive payments if and to the extent cash dividends are paid on shares of our common stock, and encourages our NEOs to focus on creating long-term stockholder value.

•
Encourage and Reward Extraordinary Performance. To recognize and reward extraordinary performance, our Compensation Committee has the discretion to grant one-time equity awards to NEOs. We believe that these one-time awards are in the best interests of both our NEOs and our stockholders, as they motivate our NEOs to take actions that enhance the value and long-term success of the company.

Form of Equity Compensation Awarded to Our NEOs
Pursuant to our equity incentive plan, the Compensation Committee may grant equity awards to our NEOs in the form of LTIP Units, restricted stock units, options, stock awards, stock appreciation rights, performance units, incentive awards or other equity-based awards. Although our equity incentive plan provides for the use of these types of instruments, as of 2026 and pursuant to our 2026 Executive Compensation Plan, we will use restricted stock units with time-based and performance-based vesting as the primary form of equity awarded to NEOs. Prior to 2026, we used LTIP Units with time-based vesting exclusively as the exclusive form of equity awarded to our NEOs. However, based on the advice of the Compensation Committee’s compensation consultant, the Compensation Committee may consider utilizing additional forms of equity awards for our NEOs going forward to better align with our evolving compensation strategy tied to specific objectives.
Initially, LTIP Units do not have full parity with our operating partnership’s common units of limited partnership interest (“Common Units”) with respect to liquidating distributions. Under the terms of our operating partnership’s partnership agreement, our operating partnership revalues its assets upon the occurrence of certain specified events, and any increase in our operating partnership’s valuation from the time of grant of LTIP Units until such event is allocated first to the holders of LTIP Units to equalize the capital accounts of such holders with the capital accounts of holders of Common Units.
Upon equalization of the capital accounts of the holders of LTIP Units with the holders of Common Units, the LTIP Units achieve full parity with the Common Units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of Common Units at any time, and thereafter are entitled to all the rights of Common Units, including the right to cause our operating partnership to redeem their Common Units for cash or, at our option, shares of our common stock on a one-for-one basis. However, there are circumstances under which such parity would not be reached.
The grant of LTIP Units is generally not a taxable event for either us or our NEOs and limits the financial statement impact due to the three-year vesting feature. LTIP Units also provide an immediate reward to the recipients because LTIP Units receive distributions as and when dividends are paid on our common stock, whether or not the LTIP Units have fully vested. This form of reward also creates an incentive that is fully aligned with that of our stockholders since distributions are only made if and to the extent holders of our common stock receive cash dividends.
As discussed above under “Executive Compensation Overview,” the Compensation Committee did not recommend, and the Company did not grant, any equity awards to our NEOs in 2025. In February 2026, the Compensation Committee awarded Ms. Healey 24,414 restricted units under our 2023 Equity Incentive Plan as a discretionary bonus awarded to Ms. Healey in accordance with the terms of her offer letter. The restricted stock units granted to Ms. Healey on February 10, 2026 had an aggregate grant date fair value of $62,500, as computed in accordance with ASC 718, and vest in full on February 10, 2027 if Ms. Healey remains employed by us at that time.
Under the 2026 Executive Compensation Plan, time-based restricted stock units will vest ratably over a three-year period, with one-third vesting on each anniversary of the grant date; performance-based restricted stock units are earned, if at all, based on total shareholder return metrics measured over a three-year performance period, subject to certification by the Compensation Committee. The Committee will continue to evaluate equity compensation for the fiscal year ending 2026, ensuring that any future awards align with the company’s performance and strategic objectives.
Role of Our President and CEO in Equity Compensation Decisions
The Compensation Committee makes all equity compensation decisions related to our NEOs. The Compensation Committee receives input from Mr. Lown, our President and Chief Executive Officer, regarding the equity compensation and performance of our NEOs other than himself, including recommendations as to the equity compensation levels that he believes are commensurate with an individual’s job performance, skills, experience, qualifications, criticality to our company, as well as with our compensation philosophy, external market data and considerations of internal equity. Mr. Lown regularly attends meetings of the Compensation Committee, except when the Compensation Committee is meeting in executive session or when his own equity compensation arrangements are being considered. The Compensation Committee communicates its views and decisions regarding equity compensation arrangements for our NEOs to Mr. Lown, who is generally responsible for implementing such arrangements.
Compensation Policies and Practices as They Relate to Risk Management
The Compensation Committee oversees all of our executive compensation policies and practices. In structuring our executive compensation program, the Compensation Committee is focused on enhancing the alignment of interest between our executive management and our stockholders. Our Compensation Committee will annually consider whether our compensation policies and practices for all employees, including our executive officers, create risks that are reasonably likely to have a material adverse effect on our Company. In its review, the Compensation Committee is expected to consider including features that reduce the likelihood of excessive risk-taking in our compensation program, including the following:
•	Balance of short-term and long-term incentives through annual cash bonuses and long-term incentive compensation;
•	Substantial portion of total compensation is in the form of long-term incentive awards to align long-term interests and promote retention;
•	Performance measures used for incentives are based on our business strategy and, taken together, balance risk; and
•	Other policies, such as our clawback policy, that further align executive and stockholder interests.
Based on its evaluation, the Compensation Committee has determined, in its reasonable business judgment, that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on our Company.

Compensation Clawback Policy
In 2023, we adopted a clawback policy as required by the requirements of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the requirements of the New York Stock Exchange Listed Company Manual listing standards adopted pursuant to Rule 10D-1. The clawback policy requires us to clawback erroneously awarded incentive compensation paid to current and former executive officers in the event of a restatement of our financial statements (without regard to the fault of the executive). Restatements that trigger such recoupment are restatements due to material noncompliance with any financial reporting requirement applicable to us under the federal securities laws, including restatements to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Except in very limited circumstances, in the event of such a restatement, the clawback policy requires the recoupment of incentive compensation paid to the executive officer in excess of the amount that would have been paid if the amount of such incentive compensation had been based on the restated financial statements.

COMPENSATION COMMITTEE REPORT
In accordance with and to the extent permitted by applicable law or regulation, the information contained in this Compensation Committee Report is not “soliciting material”, is not deemed to be “filed” with the SEC and is not to be incorporated by reference into any future filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By the Compensation Committee:

Sharon L. Cook, Chairperson
Joseph Murin
Dale S. Hoffman

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs for the past two fiscal years.

Name	Year	Salary	Bonus	Stock Awards(6)(7)	Total
Jeffrey B. Lown II President and Chief Executive Officer (Principal Executive Officer)	2025	$1,235,000	—	—	$1,235,000
	2024	$303,000(1)	—	$45,864(7)	$348,864

Julian B. Evans Chief Investment Officer	2025	$550,000	$275,000	—	$825,000
	2024	$74,000(2)	$109,000	$57,330(7)	$240,330

Susan Healey(3) General Counsel and Secretary	2025	$213,699(4)	$187,500(5)	—	$401,199

(1)	This is the amount of salary paid to Mr. Lown directly by us in 2024 following the Internalization on November 14, 2024.
(2)	This is the amount of salary paid to Mr. Evans directly by us in 2024 following the Internalization on November 14, 2024.
(3)
Ms. Healey was appointed to the role of General Counsel and Secretary on July 28, 2025, effective as of July 29, 2025. Ms. Healey was not an NEO for the fiscal year ended December 31, 2024 and, as a result, her compensation for that year has been omitted pursuant to applicable SEC rules and regulations.

(4)	This is the amount of salary paid to Ms. Healey from the date of her appointment as General Counsel through December 31, 2025.
(5)
In accordance with Ms. Healey’s offer letter dated June 23, 2025, Ms. Healey was eligible to receive a discretionary bonus of $250,000 payable in the first quarter of 2026, with $187,500 payable in cash and $62,500 payable in restricted stock units (based on the fair market value of our common stock on the date of grant). The amount in the “Bonus” column for 2025 represents the cash portion of Ms. Healey’s discretionary bonus, which was paid on February 10, 2026. As part of the discretionary bonus and in accordance with the terms of Ms. Healey’s offer letter, on February 10, 2026, we granted Ms. Healey 24,414 restricted units under our 2023 Equity Incentive Plan. The restricted stock units granted to Ms. Healey on February 10, 2026 had an aggregate grant date fair value of $62,500, as computed in accordance with ASC 718, and vest in full on February 10, 2027 if Ms. Healey remains employed by us at such time. The aggregate grant date fair value of the restricted stock units will be disclosed in the “Stock Awards” column of the Summary Compensation Table for 2026, the Grants of Plan-Based Awards Table for 2026 and the Outstanding Equity Awards at Fiscal Year-End Table for 2026 if Ms. Healey is deemed an NEO for 2026.

(6)
The dollar amounts indicated in this table under the “Stock Awards” column represent the aggregate grant date fair value of equity awards made to our NEOs computed in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. For additional information regarding the valuation of equity awards made to our NEOs, see Note 6 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(7)
Effective January 16, 2024, (i) Mr. Lown was granted 11,700 LTIP Units, and (ii) Mr. Evans was granted 14,625 LTIP Units. These LTIP Units were granted pursuant to our 2023 Plan. All grants vest ratably over a three-year period beginning on the one-year anniversary of the grant date, subject to continued employment.

Grants of Plan-Based Awards
No grants of stock were awarded to any NEO in 2025.
Outstanding Equity Awards at December 31, 2025
The following table sets forth information concerning equity incentive plan awards for each of our NEOs outstanding at December 31, 2025.

Name	Number of Shares That Have Not Vested(1)	Market Value of Share That Have Not Vested(2)
Jeffrey B. Lown II	14,166	$36,123
Julian B. Evans	13,850	$35,318
Susan Healey	—	—

(1)
Represents shares of common stock underlying unvested LTIP Units granted to our NEOs pursuant to our 2023 and 2013 Plans. The LTIP Units will vest ratably over the three-year period beginning on the one-year anniversary of the grant date, subject to continued employment. Vesting dates of these shares are January 10, 2026, January 16, 2026, and January 16, 2027,.

(2)
Pursuant to SEC rules, for purposes of this table the market value per share of common stock underlying unvested LTIP Units is assumed to be $2.55, which was the closing market price per share of our common stock on December 31, 2025.

Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
Jeffrey B. Lown II	10,533	$28,425
Julian B. Evans	11,642	$32,448
Susan Healey	—	—

(1)
This number represents the vesting during 2025 of previously granted service-based LTIP Units. An individual, upon the vesting of an equity award, does not receive cash equal to the amount contained in the Value Realized on Vesting column of this table. Instead, the amounts contained in the Value Realized on Vesting column reflect the market value of our common stock on the applicable vesting date. For purposes of this table, it is assumed that one LTIP Unit represents the economic equivalent of one share of Common Stock. The LTIP Units do not realize their full economic value until certain conditions are met as described in this proxy statement under the caption “Compensation Discussion and Analysis—Equity-Based Compensation.”

Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and neither of our Named Executive Officers participated in a non-qualified deferred compensation plan in 2025.
Potential Payments Upon Termination or Change in Control
We do not have any employment agreements with any of our NEOs and are not obligated to make any payments to them upon termination of employment. Any severance payments to our NEOs are solely governed by the Executive Severance Plan and we are not required to make payments to any named executive officer upon a change of control of our company. However, all LTIP Units granted pursuant to our 2013 Plan and 2023 Plan vest immediately upon a change of control if the recipient of such LTIP Units is still performing services for us at the time of such change of control. The value, based on the closing price of our common stock on December 31, 2025, as reported by the NYSE of the LTIP Units held by our NEOs as of December 31, 2025 that would be accelerated assuming a change in control was approximately $489,000 of which approximately $287,000, $0 and $202,000 would be allocated to Mr. Lown, Ms. Healey and Mr. Evans, respectively. In the event that the NEOs experience a qualifying termination, including a termination without cause or a voluntary resignation for good reason, following or in connection with a change of control of the Company, such named executive officer would be entitled to the severance benefits provided under the Executive Severance Plan, as described below.
Executive Severance Plan
In March 2025, we adopted the Executive Severance Plan for the following regular, full-time employees in key positions: Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Senior Vice President of Mortgage Servicing, and General Counsel or Chief Legal Officer. This plan provides cash payments if any such executive is either terminated without cause or resigns for good reason. The benefits payable to a participant depends on whether the termination is a “qualifying termination,” which includes termination by the Company without cause (excluding by reason of death or permanent disability) or voluntary termination by the executive for good reason. If a qualifying termination occurs and the executive complies with the plan’s obligations, the Company will pay a severance payment (as defined above) within 60 days of separation. This payment includes (1) a lump-sum cash amount based on the executive’s severance multiple and annual compensation (i.e., salary plus target bonus) and (2) 12 months of health and/or dental premium payments if the executive is enrolled in these plans at the time of separation. The severance multiple is 2.5 for the Chief Executive Officer and 1.5 for other participants. The Executive Severance Plan also includes a one-year non-compete clause effective from the separation date. The Executive Severance Plan became effective immediately upon adoption.

Pay Versus Performance
The table below is provided in accordance with Item 402(v) of Regulation S-K. This information is being provided for compliance purposes. Neither the Compensation Committee nor the executives of our Company use the information in this table when making compensation decisions. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for 2025, 2024, and 2023. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average of each of the NEOs’ total compensation for the respective fiscal year.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Total Shareholder Return(4)	Net Income (Loss)(5)
2025	$1,235,000	$1,233,642	$613,099	$613,333	$89.89	$6,942,000
2024	$348,864	$309,979	$468,241	$418,296	$62.32	$12,210,000
2023	$115,746	$62,915	$364,538	$326,665	$67.66	($35,455,000)

(1)	For each of the years included above, our PEO was Mr. Lown, our President and Chief Executive Officer.
(2)
As required by Item 402(v) of Regulation S-K, reconciliation tables illustrating the calculation of Compensation Actually Paid are presented under “Pay versus Performance Supplemental Information – Reconciliation of Summary Compensation to Compensation Actually Paid” immediately below.

(3)
Individuals comprising our non-PEO NEOs for the fiscal year ended 2025 are Ms. Healey, our General Counsel and Secretary, and Mr. Evans, our Chief Investment Officer. Individuals comprising our non-PEO NEOs for the fiscal years ended 2024 and 2023 were Mr. Hutchby, our former Chief Financial Officer, Treasurer and Secretary, and Mr. Evans, our Chief Investment Officer.

(4)	Total Shareholder Return assumes $100 invested at December 31, 2023 in our common stock and the reinvestment of dividends.
(5)	Represents GAAP net income before allocation to noncontrolling interests as reported in our Annual Report on Form 10-K for the year ended December 31, 2025.
Pay versus Performance Supplemental Information – Reconciliation of Summary Compensation to Compensation Actually Paid
“Compensation actually paid” represents totals from the Summary Compensation Table above, adjusted for certain items as detailed in the following table for the years ended December 31, 2025, 2024, and 2023:

Adjustments to Summary Compensation Tables to Determine Compensation Actually Paid to Chief Executive Officer	2025	2024	2023
Reported Summary Compensation Table for Chief Executive Officer	$1,235,000	$348,864	$115,746
Deduction of Amounts Reported under the “Stock Awards” column in the Summary Compensation Table	—	($45,864)	($115,746)
Equity Award Adjustments
Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	—	$30,888	$77,164
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	($1,275)	($23,659)	($14,666)
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year	($83)	($250)	$417
Compensation Actually Paid to Chief Executive Officer	$1,233,642	$309,979	$62,915

Adjustments to Summary Compensation Tables to Determine Average Compensation Actually Paid to Non-CEO NEOs	2025	2024	2023
Average Reported Summary Compensation Table for Non-CEO NEOs	$613,099	$468,241	$364,538
Deduction of Average Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	—	($74,241)	($74,538)
Equity Award Adjustments
Average Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	—	$39,897	$49,692
Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	($623)	($15,211)	($13,432)
Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years and Vested in the Covered Year	$857	($390)	$405
Average Compensation Actually Paid to Non-CEO NEOs	$613,333	$418,296	$326,665

Relationship Between “Compensation Actually Paid” and Performance Measures
The graph below illustrates the relationship of “compensation actually paid” to our Chief Executive Officer and “average compensation actually paid” to our Non-CEO NEOs, in either case, to total shareholder return for the years ended December 31, 2025, 2024 and 2023.

The graph below illustrates the relationship of “compensation actually paid” to our Chief Executive Officer and “average compensation actually paid” to our Non-CEO NEOs, in either case, to net income (loss) for the years ended December 31, 2025, 2024 and 2023.

CEO PAY RATIO DISCLOSURE
The SEC has issued final rules implementing the provision of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) that require U.S. publicly-traded companies to disclose the ratio of their chief executive officer’s compensation to that of their median employee. We are providing the following information about the ratio between the total compensation of Mr. Lown, our President and Chief Executive Officer, and the median of the 2025 compensation of all of our employees (other than Mr. Lown) for the year ended December 31, 2025:
•	The actual total compensation of Mr. Lown between January 1, 2025 and December 31, 2025 was approximately $1,235,000.
•	The total compensation of each of our median employees between January 1, 2025 and December 31, 2025 was $228,671 and $260,000 (see below for an explanation of how we calculate this amount).
•	The resulting ratio of Mr. Lown’s annual total compensation to the total compensation of our median employee is 5 to 1.
We believe our ratio represents a reasonable estimate, calculated in a manner consistent with SEC regulations, based on the following methodology:
As of December 31, 2025, we had 14 employees, all of whom were located in the United States and working full-time for our Company. To identify the median employees, we calculated the total 2025 compensation for all employees, excluding the CEO, in accordance with the requirements of the Summary Compensation Table for the year ended December 31, 2025. We then ranked the employees in ascending order by their total compensation. The two employees in the middle position of this ranking were identified as our median employees.

PROPOSAL NO. 2:
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act and Section 951 of the Dodd-Frank Act, we are providing stockholders with an opportunity to vote, on a non-binding advisory basis, on the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”
This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This vote is not intended to address any specific item of the compensation and is not a vote on our general compensation policies, compensation of the Board or our compensation policies as they relate to risk management. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting for the following resolution at the Annual Meeting:
“RESOLVED, that the compensation of the Company’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, compensation tables and any related narrative discussion disclosed in this Proxy Statement), is hereby approved.”
The say-on-pay vote is advisory only, and therefore it will not bind us or the Board. The Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.
In accordance with the preference expressed by our stockholders at our 2025 annual meeting of stockholders, the Board has determined that the Company will hold an advisory vote on the compensation of our named executive officers on an annual basis. Consistent with this determination, we are providing our stockholders with the opportunity to cast an advisory say-on-pay vote at this Annual Meeting, and we expect to provide our stockholders with this opportunity each year until the next required advisory vote on the frequency of say-on-pay votes, which we expect to hold no later than at our 2031 annual meeting of stockholders.
The Board recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT COMMITTEE REPORT
Each of the members of the Audit Committee (Mr. Mercer (chairperson), Mr. Murin and Ms. Cook) has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Exchange Act. In addition, each of these members meets the financial literacy requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that each of Mr. Mercer and Mr. Murin is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has adopted, and annually reviews, the charter of the Audit Committee, which sets forth the Audit Committee’s responsibilities and how it carries out those responsibilities.
The Audit Committee oversees our company’s financial reporting process on behalf of the Board, in accordance with the charter of the Audit Committee. Pursuant to its charter, the primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to: (i) the integrity of the company’s financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information we provide; (ii) the performance of the internal audit services function; (iii) the annual independent audit of our financial statements and internal control over financial reporting, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) our compliance with legal and regulatory requirements, including our disclosure controls and procedures; and (v) the evaluation of risk assessment and risk management policies. Our registered independent public accounting firm, EY, is responsible for expressing an opinion on (a) the conformity of our company’s audited financial statements with generally accepted accounting principles and (b) our company’s maintenance of internal control over financial reporting based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework).
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and EY the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, and discussed with management and EY the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and EY the EY report on our internal controls over financial reporting set forth in our Annual Report on Form 10-K for the year ended December 31, 2025. In addition, the Audit Committee has discussed with EY the critical accounting matter included in their report as well as the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence. In addition, the Audit Committee has evaluated and concluded the non-audit services provided by EY to our company comply with SEC independence rules.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the registered independent public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that EY is in fact “independent.”

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the foregoing Audit Committee Report is not “soliciting material,” is not deemed to be “filed” with the SEC and is not to be incorporated by reference into any future filing under the Securities Act or under the Exchange Act.

Submitted by the Audit Committee:
Robert C. Mercer, Jr., Chairperson
Joseph Murin
Sharon L. Cook

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF EY
The Audit Committee selected the accounting firm of EY to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although current laws, rules and regulations, as well as the Audit Committee charter, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of EY for ratification by stockholders as a matter of good corporate practice. EY has served as our independent registered public accounting firm since 2012, prior to our company’s initial public offering.
A representative of EY is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
The Board recommends that you vote for the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
Fee Disclosure
The following is a summary of the fees billed to us by EY for professional services rendered for the years ended December 31, 2025 and 2024.

	Year Ended December 31,
	2025	2024
Audit Fees	$1,353,450	$1,432,478
Audit-Related Fees	$10,000	—
Tax Fees	$212,360	$247,000
All Other Fees	—	—
Total	$1,575,810	$1,679,478

Audit Fees
“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, review of the interim consolidated financial statements, fees and expenses related to the Internalization, review of registration statements and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.” There were no such fees in 2024.
Tax Fees
“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
All Other Fees
“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees”, “Audit-Related Fees” or “Tax Fees.” There were no such fees in 2025 and 2024.
Pre-Approval Policy
All audit-related, tax and other services provided to us are reviewed and pre-approved by the Audit Committee in accordance with the Audit Committee’s Pre-Approval of Audit, Audit-Related, Tax, and Permissible Non-Audit Services Guidelines. The Audit Committee concluded that the provision of such services by EY in 2025 and 2024 was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to EY in 2024 that are described above were approved by the Audit Committee.
The Audit Committee has considered whether, and has determined that, the provision by EY of the services described under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” is compatible with maintaining EY’s independence from management and our company.

PROPOSAL NO. 4:
APPROVAL OF THE PROPOSED CHARTER AMENDMENT
Proposed Charter Amendment
The Board has declared advisable and recommends that stockholders approve the Proposed Charter Amendment to remove the Board’s exclusive power to amend the Company’s bylaws and make new bylaws.
Purpose and Effect of the Proposed Charter Amendment
We are committed to good corporate governance and the Board, acting through the Nominating and Corporate Governance Committee, monitors our corporate governance policies and practices. In April 2023, after careful consideration of the advantages and disadvantages of giving stockholders the power to amend the bylaws, the Board adopted and approved amended and restated bylaws (the “Second Amended and Restated Bylaws”) that, among other things, give stockholders power to amend, repeal and adopt new bylaws, without the approval of the Board. In accordance with the Second Amended and Restated Bylaws, a stockholder approved amendment to the bylaws must be approved by the affirmative vote of a majority of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors.
Currently, Section 6.7 of the Company’s charter provides the Board with the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws. Because the terms of the charter take precedence over the terms of the bylaws, the Proposed Charter Amendment is necessary to remove the Board’s exclusive power to amend the bylaws and, consistent with the Second Amended and Restated Bylaws and our commitment to good corporate governance, give stockholders concurrent power to amend the bylaws, without the approval of the Board.
At the 2024 annual meeting of stockholders, the Board declared advisable and recommended that stockholders approve the Proposed Charter Amendment to remove the Board’s exclusive power to amend the Company’s bylaws and make new bylaws. The proposal to approve the Proposed Charter Amendment received the affirmative vote of approximately 44% of stockholders entitled to vote at the 2024 annual meeting of stockholders. Accordingly, the Proposed Charter Amendment was not approved by stockholders because insufficient votes were cast in favor of such amendment. The Board continues to believe the Proposed Charter Amendment is in the best interests of the Company and its stockholders and in March 2026 the Board decided to repropose the Proposed Charter Amendment for approval by stockholders.
The Proposed Charter Amendment, if approved by stockholders at the Annual Meeting, will remove from Section 6.7 of the charter the Board’s exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws. This general description of the Proposed Charter Amendment is qualified in its entirety by reference to the text of the Proposed Charter Amendment, attached as Annex A to this Proxy Statement.
If the Proposed Charter Amendment is approved by the requisite vote of stockholders, the Proposed Charter Amendment will become effective upon the filing of Articles of Amendment with the State Department of Assessments and Taxation in Maryland (the “SDAT”) and the Board’s exclusive power to amend the bylaws will be removed from the charter. If the Proposed Charter Amendment is not approved by the requisite vote of stockholders, the Articles of Amendment will not be filed with the SDAT and, notwithstanding the terms set forth in the Second Amended and Restated Bylaws, the Board will continue to have the exclusive power to amend the bylaws.
The Board recommends that stockholders vote “FOR” the approval of the Proposed Charter Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain ownership information with respect to shares of our common stock for those persons known to us who beneficially own more than 5% of our outstanding common stock, if any, and all of our directors, each of the NEOs and all of the directors and executive officers, including the NEOs, as a group calculated as of the dates and based on the amounts indicated below. In accordance with SEC rules, each listed person’s beneficial ownership includes:
•	all shares of common stock the investor actually owns beneficially or of record;
•	all shares of common stock over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and
•
all shares of common stock the investor has the right to acquire within 60 days of April 6, 2026 (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

We are not aware of any persons who beneficially own more than 5% of our outstanding common stock as of the date of this Proxy Statement.

	Common Shares Beneficially Owned
Name and Address	Number	Percentage of Outstanding Common Shares(1)
Directors and Named Executive Officers(2)
Jeffrey B. Lown II(3)	148,941	*
Susan Healey(4)	—	*
Julian B. Evans(5)	79,775	*
Joseph Murin(6)	117,424	*
Sharon L. Cook	48,716	*
Dale S. Hoffman	36,630	*
Robert C. Mercer, Jr.	104,805	*
Directors and executive officers as a group (8 persons)	536,291	1.6%

*	Denotes beneficial ownership of less than 1% of our common stock.
(1)
Based on an aggregate amount of 36,739,538 shares of our common stock issued and outstanding as of April 6, 2026, plus, for any named persons who owns LTIP Units, the number of shares of our common stock that would be outstanding assuming that all LTIP Units beneficially owned by such named person become eligible to be exchanged, and are exchanged, for Common Units that are then exchanged for shares of our common stock in accordance with the terms of the partnership agreement of Cherry Hill Operating Partnership, L.P., our operating partnership.

(2)	The address for our executive officers and directors is Cherry Hill Mortgage Investment Corporation, 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753.
(3)
Includes an aggregate of 108,813 shares of our common stock underlying an equal number of vested LTIP Units granted to Mr. Lown. Excludes an aggregate of 3,900 shares of our common stock underlying unvested LTIP Units granted to Mr. Lown on January 16, 2024. Unvested LTIP Units vest ratably over a three-year period beginning on the one-year anniversary of the applicable grant date.

(4)
Excludes an aggregate of 24,414 shares of our common stock underlying unvested restricted stock units granted to Ms. Healey on February 10, 2026. Unvested restricted stock units will vest in full on February 10, 2027.

(5)
Includes an aggregate of 74,191 shares of our common stock underlying an equal number of vested LTIP Units granted to Mr. Evans. Excludes an aggregate of 4,875 shares of our common stock underlying unvested LTIP Units granted to Mr. Evans on January 16, 2024. Unvested LTIP Units vest ratably over a three-year period beginning on the one-year anniversary of the applicable grant date.

(6)	Includes 2,660 shares of our common stock underlying an equal number of vested LTIP Units that were granted to Mr. Murin.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and anyone holding 10% or more of a registered class of our equity securities to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports we received, we believe that during 2025, all reporting persons known to us filed such reports on a timely basis.

OTHER INFORMATION
Discretionary Voting Authority
We do not anticipate that any matter other than the proposals set out in this Proxy Statement will be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.
Stockholder Proposals and Director Nominations for the 2027 Annual Meeting of Stockholders
Requirements for Proposals to be Considered for Inclusion in Proxy Materials
Stockholders interested in submitting a proposal for inclusion in our proxy materials for our 2027 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than January 1, 2027, or 120 days prior to the first anniversary date of these materials and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2027 Annual Meeting of Stockholders by more than 30 days from the first anniversary of the date of this year’s annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2026 Annual Meeting of Stockholders. Proposals should be mailed to our Secretary c/o Cherry Hill Mortgage Investment Corporation, 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753.
Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations
Stockholders who wish to nominate persons for election to the Board at the 2027 Annual Meeting of Stockholders, who wish to present a proposal at the 2027 Annual Meeting of Stockholders, but whose stockholder proposal will not be included in our proxy materials for such meeting, or who intend to solicit proxies in support of director nominees other than the Company’s nominees (including stockholder nominees) in accordance with the SEC’s new universal proxy rules must deliver written notice of the nomination or proposal to our General Counsel & Secretary no earlier than November 30, 2026, the 150th day prior to the anniversary date of these materials, and no later than 5:00 p.m., Eastern Time, on January 1, 2027, the 120th day prior to the anniversary date of these materials (provided, however, that if the 2027 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2027 Annual Meeting of Stockholders and no later than 5:00 p.m., Eastern Time, on the later of (i) the 120th day prior to the date of the 2027 Annual Meeting of Stockholders and (ii) the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our Second Amended and Restated Bylaws. In addition to satisfying the requirements set forth in our Second Amended and Restated Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. If a stockholder’s written notice is not received between the dates specified above and does not satisfy the additional requirements set forth in our Second Amended and Restated Bylaws, the notice will not be considered properly submitted and will not be acted upon at the 2027 Annual Meeting of Stockholders. A stockholder’s written notice should be sent to our General Counsel & Secretary c/o Cherry Hill Mortgage Investment Corporation, 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753.
Requests for Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the financial statements and the financial statement schedules, may be obtained at our website at www.chmireit.com. If you would like to receive a complimentary copy of our Annual Report on Form 10-K, please submit a written request to Cherry Hill Mortgage Investment Corporation, 4000 Route 66, Suite 310, Tinton Falls, New Jersey 07753, Attention: Investor Relations.

APPENDIX A
FORM OF PROPOSED CHARTER AMENDMENT
CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ARTICLES OF AMENDMENT
Cherry Hill Mortgage Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the second sentence of Section 6.7 of Article VI so that such section of the Charter now reads in its entirety as follows:
Section 6.7 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.
SECOND: The foregoing amendment to the Charter has been advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon.
THIRD: The foregoing amendment to the Charter shall become effective upon acceptance for record by the State Department of Assessments and Taxation of Maryland.
FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledge that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]
A-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on behalf of its President and Chief Executive Officer and witnessed and attested to by its General Counsel and Secretary on this [•] day of [•], 2026.

ATTEST:			CHERRY HILL MORTGAGE INVESTMENT CORPORATION

By:			By:
	Name:	Susan Healey		Name:	Jeffrey Lown II
	Title:	General Counsel and Secretary		Title:	President and Chief Executive Officer

A-2

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

VOTE

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2026 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

01 - Joseph Murin
02 - Robert Mercer
03 - Sharon Lee Cook
04 - Dale Hoffman
05 - Jeffrey Lown II

☐ Mark here to vote **FOR** all nominees

☐ Mark here to **WITHHOLD** vote from all nominees

☐ For All **EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

049SFC

The 2026 Annual Meeting of Stockholders of Cherry Hill Mortgage Investment Corporation will be held on Thursday, June 11, 2026 8:00 A.M. (Eastern Daylight Time), virtually via the Internet at meetnow.global/CHMI2026

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Cherry Hill Mortgage Investment Corporation

Notice of 2026 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 11, 2026

Susan Healey and Apeksha Patel, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Cherry Hill Mortgage Investment Corporation to be held on June 11, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the choices made. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.